UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

 (Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NASCENT BIOTECH INC.
(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

2834

(Primary Standard Industrial Classification Code Number)

45-0612715

(I.R.S. Employer Identification Number)

6330 Nancy Ridge Drive Suite 105

San Diego, CA 92121

(612) 961-5656

(Address and telephone number of registrant’s principal

executive offices and principal place of business)

Corporate Administrative Services, Inc.

1955 Baring Blvd.

Sparks NV 89434

(775) 358-1412

(Name, address and telephone number of agent for service)

Communication Copies to:

Poole & Shaffery, LLP

Claudia J. McDowell, Esq.

25350 Magic Mountain Parkway Suite 250

Santa Clarita, California 91355

(661) 290-2991

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issued as Donation Shares (as defined below)	250,000	$0.185	$46,250	$5.61
Common Stock, $0.001 par value per share, issuable upon purchase of Shares (as defined below)	6,000,000	$0.185	$1,110,000	$134.53

Total	6,250,000	$0.185	$1,156,250	$140.14

__________

(1)

All shares registered pursuant to this registration statement are to be offered by the Selling Security Holder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of the registrant’s Common Stock, $0.001 par value per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s Common Stock on the OTCQB Market on October 9, 2019, which date is within five (5) business days of the filing of this registration statement.

(3)

Represents shares of the registrant’s Common Stock issuable upon purchase shares of Common Stock. Such shares will be issued to the Selling Security Holders named in this registration statement upon purchase.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 10, 2019

NASCENT BIOTECH INC.

6,250,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to: (i) 250,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) issued to Triton Funds, LLC (“Triton LLC”) as a donation (the “Donation Shares”); and (ii) 6,000,000 shares of Common Stock (the “Shares”) that may be purchased by Triton Funds, LP (Triton LP”). The Shares and the Donation Shares may be issued pursuant to that that certain Common Stock Purchase Agreement, dated August 28, 2019 and Donation Agreement (collectively, the “Purchase Agreement”), between the Company and Triton LP and Triton LLC. Triton LLC is the manager of Triton LP. Triton LP and Triton LLC are collectively referred to herein as the “Selling Security Holder.”

We will not receive any of the proceeds from the sale of the Common Stock by the Selling Security Holder.

The Selling Security Holder identified in this prospectus may offer the shares of Common Stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Security Holder can offer all, some or none of its shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. See “Plan of Distribution.”

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is currently quoted on the OTCQB Market under the symbol “NBIO”. On October 9, 2019, the last reported sale price of our Common Stock on the OTCQB was $0.13.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2019

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Security Holders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Security Holders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Security Holders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Information contained in, and that can be accessed through, our web site, www.nascentbiotech.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts in particular are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all the information you should consider before investing in our Common Stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, the terms the “Company”, “Nascent”, “we,” “us,” “our,” and “our company” refer to Nascent Biotech Inc., a Nevada corporation.

Company Overview

NASCENT BIOTECH INC., a Nevada corporation (“Nascent” or the “Company”), is actively developing its primary asset, Pritumumab, for the treatment of brain cancer and pancreatic cancer. Nascent is also actively researching other cancers that have a high probability of benefiting from the therapeutic effects of Pritumumab because they share a common molecular target. Pritumumab has shown to have positive therapeutic effect at low doses in previous clinical studies in Japan.

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Where You Can Find Us

Our executive offices are located at 6330 Nancy Ridge Drive, Suite 105, San Diego, California 92121, and our telephone number is (612) 961-5656. Our website address is www.nascentbiotech.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

Current Business

We are a clinical-stage biopharmaceutical company that develops monoclonal antibodies for the treatment of various forms of cancer. We focus on biologic drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seek to further develop those drug candidates for commercial use. We currently own a drug candidate, Pritumumab, which we are developing.

Recent Developments

Om August 7, 2019, Nascent Biotech Inc. (the “Company”) entered into a clinical trial agreement with Hoag Memorial Hospital (“Hoag”) for the Company to conduct a clinical trial of its drug, Pritumumab, at Hoag. The Company anticipates commencing the clinical trial before the end of this year or by the first quarter 2020.

THE OFFERING

Common Stock outstanding before the offering	33,772,970 shares of Common Stock.

Common Stock to be outstanding after giving effect to the issuance of 6,250,000 shares of Common Stock	40,272,970

Use of Proceeds

We will not receive any of the proceeds from any sale of the shares of Common Stock by the Selling Security Holders. We will receive proceeds from the purchase of the Common Stock under the CSPA from the Selling Security Holder. See “Use of Proceeds.”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Trading Symbol	The Company’s Common Stock is quoted on the OTCQB Market quotation service platform under the symbol “NBIO”.

The number of shares of Common Stock outstanding is based on an aggregate of 33,772,970 shares outstanding as of October 14, 2019 and excludes the shares of Common Stock issuable upon purchase of the Shares and the Donation Shares.

For a more detailed description of the Donation Shares and the Common Stock Purchase Agreement, see “Private Placement”.

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SUMMARY FINANCIAL DATA

Statement of Operations Data:

	Three Months Ended June30,		Years ended March 31,
	2019	2018	2019	2018
	(Unaudited)
Operating expenses:
General and administrative expense	$244,951	$327,788	1,114,942	1,027,141
Research and development	28,792	111,939	254,006	1,194,629
Income (loss) from operations	(273,743)	(439,727)	(1,368,948)	(2,221,770)

Other income (expense):
Interest income	5	8	41	125
Gain on change in fair value of derivative liabilities			--	346
Total other expense	5	8	41	471

Net income (loss) before income tax	(273,738)	(439,719)	(1,368,907)	(2,221,299)

Income tax	--	--	--	--

Net income (loss)	$(273,738)	$(439,719)	$(1,368,907)	$(2,221,299)

Net income (loss) per share, basic and diluted	$(0.01)	$(0.02)	$(0.05)	$(0.09)

Weighted average number of shares outstanding, basic and diluted	32,855,287	28,164,587	30,090,416	25,883,774

Balance Sheet Data:

	June 30, 2019	March 31, 2019

Cash and cash equivalents	$5,378	$131,472
Prepaid expenses and other assets	-	—
Total assets	5,378	131,472
Total liabilities	625,938	613,636
Additional paid-in capital	12,453,178	12,318,685
Accumulated deficit	(13,107,234)	(12,833,496)
Total stockholders’ equity (deficit)	$(620,560)	$(482,164)

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RISK FACTORS

An investment our Common Stock is highly speculative and involves a high degree of risk. The risk factors described below summarize some of the material risks inherent in an investment in us. These risk factors are not presented in any particular order of significance. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision. You should also refer to the other information set forth in this prospectus and to the risk factors in our SEC filings.

Risks Related to Our Business and Industry

We currently have no product revenues and no products approved for marketing and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and unless, we receive approval from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities overseas for one or more of our drug candidates, we cannot market or sell our products and will not have product revenues. Currently, our only drug candidate is Pritumumab, and this product is not approved by the FDA for sale in the United States or by other regulatory authorities for sale outside the United States. We have not begun any clinical trial for Pritumumab.

Moreover, each of these drug indications except brain cancer will require time and capital before we can even apply for an IND for approval from the FDA or commence clinical trials. Therefore, for the foreseeable future, we do not expect to achieve any product revenues and will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants, and potentially, future offerings. We will need to seek additional sources of financing, which may not be available on favorable terms, if at all. If we do not succeed in timely raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of any drug candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of additional equity securities, which will have a dilutive effect on our stockholders.

We intend to use the services of outside service providers to conduct our clinical trials and manufacture our products. We have not entered into any agreements with any outside service providers to provide these services to us and there can be no assurance as to what it may cost the Company to secure these outside services.

Development, Regulatory Approval and Marketing of Products

The outcome of the lengthy and complex process of identifying new compounds and developing new products is inherently uncertain and involves a high degree of risk and cost. Drug discovery and development is time-consuming, expensive and unpredictable. The process from early discovery or design to development to regulatory approval can take many years. Drug candidates can fail at any stage of the process, including as the result of unfavorable clinical trial results. There can be no assurance regarding our ability to meet anticipated clinical trial commencement and completion dates, regulatory submission dates, and launch dates for product candidates, or as to whether or when we will receive regulatory approval for new products or for new indications or dosage forms for existing products. Decisions by regulatory authorities regarding labeling, ingredients and other matters could adversely affect the availability or commercial potential of our products, and there is no assurance that any of our proposed products will receive regulatory approval and/or be commercially successful.

Post-Approval Data

As a condition to granting marketing approval of a product, the FDA may require a company to conduct additional clinical trials. The results generated in these Phase IV trials could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of a product. The Food and Drug Administration Amendments Act of 2007 (the FDAAA) gave the FDA enhanced post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority under the FDAAA has in some cases resulted, and in the future, could result, in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products. Non-U.S. regulatory agencies often have similar authority and may impose comparable costs. Post-marketing studies, whether conducted by us or by others and whether mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of our products. Further, the discovery of significant problems with a product similar to one of our products that implicate (or are perceived to implicate) an entire class of products could have an adverse effect on sales of the affected products. Accordingly, new data about our proposed products, or products similar to our proposed products, could negatively impact demand for these products due to real or perceived side effects or uncertainty regarding efficacy and, in some cases, could result in updated labeling, restrictions on use, product withdrawal or recall. Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies, practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of these products or the use of related therapies or place restrictions on sales. Such guidelines or recommendations may lead to lower sales of these products if and when they reach the market.

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The expiration or loss of patent protection may affect future revenues and operating income.

The Company’s proposed products may rely on patent and trademark and other intellectual property protection. To the extent any of the Company’s intellectual property are successfully challenged, invalidated, or circumvented or to the extent it does not allow the Company to compete effectively, our business may suffer.

On October 12, 2017, the Company signed a consulting agreement with the former license holder. Under the terms of the agreement the Company, commencing February 1, 2018 and after the completion of the present agreement, will pay the consultant $1,000 per month for 24 months. In addition, the Company will pay the consultant an additional $24,000 during the term of the agreement at the Company’s discretion. In return, the consultant forgave all royalty payments per the previous agreement dated September 21, 2015, plus provides consulting services to the Company as directed by the Company.

Competitors’ intellectual property may prevent the Company from selling its proposed products or have a material adverse effect on the Company’s future profitability and financial condition.

Competitors may claim that our product infringes upon their intellectual property. Resolving an intellectual property infringement claim can be costly and time consuming and may require the Company to enter into license agreements. The Company cannot guarantee that it would be able to obtain license agreements on commercially reasonable terms. A successful claim of patent or other intellectual property infringement could subject the Company to significant damages or an injunction preventing the manufacture, sale or use of affected products. Any of these events could have a material adverse effect on our profitability and financial condition.

The Company research and development efforts may not succeed in developing commercially successful products and technologies, which may cause revenue and profitability to decline.

The Company is committing substantial efforts, funds, and other resources to research and development of its proposed products. A high rate of failure is inherent in the research and development of new products and technologies. The Company will be required to make ongoing substantial expenditures without any assurance that its efforts will be commercially successful. Failure can occur at any point in the process, including after significant funds have been invested.

Promising new product candidates may fail to reach the market or may only have limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, inability to obtain necessary regulatory approvals, limited scope of approved uses, excessive costs to manufacture, the failure to establish or maintain intellectual property rights, or infringement of the intellectual property rights of others. Even if the Company successfully develops new products or enhancements, they may be quickly rendered obsolete by changing customer preferences, changing industry standards, or competitors' innovations. Innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice or uncertainty over third-party reimbursement. The Company cannot state with certainty when or whether any of its products under development will be launched, whether it will be able to develop, license, or otherwise acquire compounds or products, or whether any products will be commercially successful. Failure to launch successful new products or new indications for existing products may cause the Company’s products to become obsolete, causing our revenue and operating results to suffer.

New products and technological advances by our competitors may negatively affect our results of operations.

Any products that the Company is able to develop will face intense competition from its competitors' products. Competitors' products may be safer, more effective; more effectively marketed or sold, or have lower prices or superior performance features than our products. We cannot predict with certainty the timing or impact of the introduction of competitors' products.

Product liability claims may occur for our products, which could have a material adverse effect on revenues and financial condition.

The Company, once its product(s) make it to market, may be subject to product liability claims and lawsuits alleging that its products have resulted or could result in an unsafe condition for or injury to patients. Product liability claims and lawsuits, safety alerts or product recalls, and other allegations of product safety or quality issues, regardless of their validity or ultimate outcome, may have a material adverse effect on our business and reputation and on our ability to attract and retain customers. Consequences may also include additional costs, a decrease in market share for the products, lower income or exposure to other claims. The Company will attempt to obtain sufficient product liability insurance but may not be able to obtain such coverage or obtain sufficient coverage to product itself completely from said potential claims. Product liability claims could have a material adverse effect on our profitability and financial condition.

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We have a limited operating history and are not profitable and may never become profitable.

We have a history of operating losses and no meaningful operations upon which to evaluate our business. Our accumulated deficit since inception through March 31, 2019 was $12,833,496. We expect to incur substantial losses and negative operating cash flow for the foreseeable future as we commence clinical trials of our drug candidates, which we do not expect will be commercially available for a number of years, if at all. Even if we succeed in developing and commercializing one or more drug candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. The successful development and commercialization of any drug candidates will require us to perform a variety of functions, including:

•	undertaking clinical trials;
•	hiring additional personnel;
•	participating in the regulatory approval processes;
•	manufacturing and formulating products;
•	initiating and conducting sales and marketing activities; and,
•	implementing additional internal systems and infrastructure.

We will need to raise additional capital in order to fund our business and generate significant revenue in order to achieve and maintain profitability. Additional financing may cause dilution to current investors and there can be no assurance that any additional financing will be on terms that are favorable to the Company and our shareholders. Without ongoing revenue, our ability to stay in business is contingent on outside capital and we currently have no commitments for such capital.

The departure of certain key personnel could affect the financial condition of the Company due to the loss of their expertise.

Our business plan was developed by our officers and will depend on their ability to develop pharmaceutical products. Without their expertise, it is unlikely we will be able to complete the development, testing and FDA approval process. We do not have the funds, at this time, to hire additional personnel and without our current management team; it is unlikely we would be able to obtain further funding. The loss of any member of management would severely hinder our ability to develop our proposed products. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our officers or employees.

Our auditors have expressed substantial doubt about our ability to continue as a going concern. If we do not have sufficient funding, we may have to suspend or cease operations within twelve months.

Our audited financial statements for the year ended March 31, 2019 were prepared using the assumption that we will continue our operations as a going concern. We were incorporated in 2009 and do not have a history of earnings except for the year ended March 31, 2017. As a result, our independent registered public accounting firm, in their audit report, has expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financing activities or to generate profitable operations. Such activities may not be available or may not be available on reasonable terms. We believe that if we do not have sufficient funding, we may have to suspend or cease operations within twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all their investment in the Company.

We may be exposed to risks relating to management’s conclusion that our disclosure controls and procedures and internal controls over financial reporting are ineffective.

Currently, we do not have an independent audit committee. Our independent Director along with the other Directors functions as our audit committee and is comprised of four directors, three of whom are not considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. An independent audit committee plays a crucial role in the corporate governance process, assessment of the Company's processes relating to its risks and control environment, oversight of financial reporting, and evaluation of internal and independent audit processes. The lack of an independent audit committee may prevent the Board of Directors from being independent in its judgments and decisions and its ability to pursue the committee's responsibilities, which could compromise the management of our business.

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Risks Relating to Our Common Stock

We intend to take advantage of the disclosure requirements of the JOBS Act provided for emerging growth companies including not providing all the accounting disclosure that other companies will be required to provide which may limit an investor’s ability to compare our financial statements with other companies.

Under the JOBS Act, we can elect to not comply with new or revised accounting standards which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. This could affect an investor’s ability to evaluate our financial statements compared to other public companies. In addition to the financial statements, the JOBS Act along with being a “Smaller Reporting Company” allows us to provide less disclosure on certain issues such as executive compensation as other companies which could affect an investor’s ability to compare us to other companies.

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	technological innovations or new products and services by the Company or its competitors;
•	additions or departures of key personnel;
•	the Company’s ability to execute its business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and,
•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $0.001 par value. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

In the future, the Company might authorize a class of preferred stock with rights and preferences superior to those of the common stockholders and which might contain provisions giving them priority over the rights of the common stockholders. Any such class of preferred stock may result in substantial dilution to our common stockholders and have an adverse effect on any trading market for our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

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The Company’s common stock is currently deemed to be “penny stock,” which makes it more difficult for investors to sell their shares.

The Company’s common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

There is currently a limited public market for our Common Stock. Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares.

Our Common Stock trades on the OTCQB Market under the symbol “NBIO”. There has been a limited public market for our Common Stock and an active public market for our Common Stock may not develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our Common Stock does develop, the market price of our Common Stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our Common Stock.

We have paid no dividends.

We never have paid any dividends on our Common Stock and we do not intend to pay any dividends in the foreseeable future.

Future issuances of common shares may be adversely affected by the CSPA.

The market price of our Common Stock could decline as a result of issuances and sales by us, including pursuant to the Common Stock Purchase Agreement (the “CSPA”), or sales by our existing shareholders, of Common Stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell Common Stock at a time and price that we deem appropriate. It is likely that the sale of shares by Selling Shareholder may depress the market price of our Common Stock.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

The Company’s Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, the Company’s Articles of Incorporation and Bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

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Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PRIVATE PLACEMENT

Common Stock Purchase Agreement

On August 28, 2019, the Company entered into a Common Stock Purchase Agreement (the “CSPA”), with Triton Funds, L.P. (“Triton LP”) pursuant to which the Company agreed to sell to Triton LP an aggregate of $1,000,000 of the Company’s common stock, par value $0.001 (the “Common Stock”). As part of the CSPA, the Company agreed to register the shares which will be issued upon purchase by Triton LP. The Company and Triton LP entered into a Registration Rights Agreement at the same time as the parties executed the CSPA. The Company may, in its sole discretion, deliver a Purchase Notice to Triton which states the dollar amount of shares which the Company intends to sell to the Investor. The price of the shares to be sold will depend on, among other things, the market price of the Company’s stock at the time that the purchase notice is delivered.

Triton LP is obligated to purchase from the Company up to $1 million of the Common Shares, if certain conditions are met. Triton LP is not required to purchase the Common Shares in the event that: (i) the Company, any of its subsidiaries, or any of the officers or directors of the Company or its subsidiaries commit fraud; (ii) the Company or any of its subsidiaries breach any convents in any of the transaction documents related to the CSPA; (ii) there is an Event of Default (as defined in the CSPA) on any closing date with respect to any purchase notice; and (iv) Triton LP would own more than 9.9% of the Common Shares of the Company.

Donation Shares

As consideration for Triton LP entering into the CSPA and agreeing to purchase the Common Shares, the Company issued to Triton Fund, LLC, manager of Triton LP, 250,000 shares of Common Stock as donation shares (the “Donation Shares”).

Purchase Notice

Pursuant to the terms of the CSPA, the Company, at its sole discretion, may deliver a Purchase Notice to Triton LP which states the number of shares which the Company intend to sell to Triton LP at a closing. The Company may not issue a subsequent Purchase Notice until the previous Closing has been completed. The number of securities being purchased pursuant to a Purchase Notice shall be calculated by multiplying eighty percent (80%) of the lowest closing price ten (10) business days prior to the Closing. The purchase price cannot exceed $0.50 per share of common stock. Triton LP agreed that it will not affect any short sales by itself or its affiliates during the term of the CSPA. The term of the CSPA is until such time as the Company has sold $1 million of its common stock to Triton LP or June 30, 2020 (the “Commitment Period”).

The Closing of a Purchase Notice shall occur no later than five business days following receipt by Triton LP’s custodian of the securities being purchased pursuant to the Purchase Notice. Triton LP shall wire the amount of the Purchase Notice to the Company and each party shall deliver all documents, instruments and writings required to be delivered or reasonably requested in order to effect the transaction contemplated. Triton LP shall not be required to purchase any securities if the number of securities to be purchased, when added to Triton LP’s existing ownership would exceed 9.99% of the Company’s issued and outstanding stock.

The conditions to Triton LP’s obligation to purchase stock shall be as follows:

i.	a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Agreement) at all times until the Closing with respect to the Purchase Notice;

ii.	at all times during the period beginning on the related Purchase Notice and ending on and including the related Closing, the Common Stock shall have been listed or quoted for trading on the OTCQB Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Business Days during the Commitment Period and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

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iii.	the Company has complied with its obligations and is otherwise not in breach of or in default under the CSPA, the Registration Agreement or any other agreement executed between the parties, which has not been cured prior to delivery of the Purchase Notice;

iv.	no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and,

v.	the issuance of the Securities will not violate any requirements of the OTCQB Market.

If any of the events described in clauses (i) through (v) above occurs prior to a Closing, then Triton LP shall have no obligation to purchase the securities set forth in the applicable Purchase Notice.

Registration Rights Agreement

In connection with the CSPA and the Donation Shares, the Company entered into a Registration Rights Agreement, dated August 28, 2019 (the “Registration Rights Agreement”), with Triton LP, pursuant to which the Company agreed to register the shares of Common Stock underlying the CSPA on a Form S-1 registration statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission within ten (10) days after the date of the initial closing under the CSPA (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) within one hundred twenty (120) days following the Filing Date (the “Effectiveness Date”). If certain of its obligations under the Registration Rights Agreement are not met, the Company is required to pay partial liquidated damages to Triton LP.

The Selling Security Holders will receive all the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. To the extent that the Company issues Purchase Notices to Triton LP and all the conditions required under the CSPA have been met, the Company will receive up to $1 million dollars in gross proceeds from Triton LP. However, there can be no guarantee or assurances that the Company will issue any Purchase Notices. In the event that our stock price declines dramatically, it may not be possible for the Company to sell the entire amount Triton LP has agreed to purchase without causing Triton LP to exceed the ownership limitation of no more than 9.9% of the Company’s issued and outstanding stock. To the extent we receive proceeds from the Purchase Notices, to be issued to Triton LP, we will use those proceeds for working capital, our clinical studies, retirement of debt, officer salaries, product development and testing. We have agreed to bear the certain expenses relating to the registration of the shares of Common Stock being register herein for each of the Selling Security Holders.

See “Plan of Distribution” elsewhere in this prospectus for more information.

USE OF PROCEEDS

The Selling Security Holder will receive all the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. To the extent we receive proceeds from the Purchase Notices to the Selling Security Holder, we will use those proceeds for clinical trials, working capital, retirement of debt and officer salaries.  We have agreed to bear the certain expenses relating to the registration of the shares of Common Stock being registered herein for Selling Security Holder.

See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING SECURITY HOLDERS

This prospectus covers the offering of up to 6,250,000 shares of Common Stock being offered by the Selling Security Holders, which includes the Donation Shares and shares of Common Stock acquirable upon the issuance of Purchase Notice to the Selling Security Holders as described herein. We are registering the shares of Common Stock in order to permit the Selling Security Holders to offer their shares of Common Stock for resale from time to time.

The table below lists the Selling Security Holders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Security Holders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of Common Stock as to which the Selling Security Holders have sole or shared voting power or investment power and any shares of Common Stock the Selling Security Holders have the right to acquire within sixty (60) days.

The Selling Security Holders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The second column indicates the number of shares of Common Stock beneficially owned by the Selling Security Holders, based on its ownership as of October 9, 2019. The second column also assumes purchase of all shares of stock to be acquired under the maximum amount of securities to be sold by the Company to the Selling Security Holders, without regard to any limitations on purchase described in this prospectus or in the CSPA.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Security Holders. Such aggregate amount of Common Stock does not take into account any applicable limitations on purchase of the securities under the CSPA.

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This prospectus covers the resale of (i) the Donation Shares, (ii) all of the shares of Common Stock issued and issuable upon the Company issuing a Purchase Notice, and (iii) any securities issued or then issuable upon any full anti-dilution protection, stock split, dividend or other distribution, recapitalization or similar event with respect to the common shares.

Because the issuance price of the common shares may be adjusted, the number of shares of Common Stock that will actually be issued upon issuance of the common shares may be more or less than the number of shares of Common Stock being offered by this prospectus. The Selling Security Holders can offer all, some or none of its shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Security Holders will sell all shares of Common Stock covered by this prospectus. See “Plan of Distribution.”

The Selling Security Holder identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering
Triton Funds LP (1)	250,000	6,250,000	—	—
TOTAL	250,000	6,250,000	—	—

__________

(1)

TRITON FUNDS LP is a limited partnership organized under the laws of Delaware and is controlled by TRITON FUNDS LLC. Its address is Triton Funds, LLC, 1262 Prospect Street La Jolla, CA 92037. Triton Funds LP is managed by Triton Funds, LLC, a Delaware limited liability company located at the same address as Triton Funds LP. Triton Funds LP and Triton Funds LLC are affiliates. The Donation Shares issued to Triton Funds LLC are included in the share ownership of Triton Funds LP.

Material Relationships with Selling Security Holder

The Selling Security Holder has not at any time during the past three (3) years acted as one of our employees, officers or directors or had a material relationship with us except with respect to transactions described above in “Private Placement.”

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our Common Stock is currently quoted on the OTCQB Market, which is sponsored by OTC Markets Group, Inc. The OTCQB Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. Our shares are quoted on the OTCQB Market under the symbol “NBIO.”

The following table sets forth the range of high and low bid quotations for our Common Stock for each of the periods indicated as reported by the OTCQB Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Trading Market

Quarter Ended	High	Low
March 31, 2019	0.18	0.15
December 31, 2018	0.32	0.15
September 30, 2018	0.38	0.20
June 30, 2018	0.36	0.25
March 31, 2018	0.25	0.15
December 31, 2017	0.25	0.14
September 30, 2017	0.38	0.20
June 30, 2017	0.37	0.25

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The high and low bid price for shares of our Common Stock on October 9, 2019, was $0.13 and $0.14, respectively, based upon bids that represent prices quoted by broker-dealers on the OTCQB Markets

Approximate Number of Equity Security Holders

As of October 9, 2019, there were approximately 153 stockholders of record. Because shares of our Common Stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record.

Dividends

Holders of our Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available, therefore. We have never declared or paid any dividends on our Common Stock. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our Common Stock to our stockholders for the foreseeable future.

Penny Stock

Our stock is considered a penny stock. The SEC has adopted rules that regulate broker-dealer practices in transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our Common Stock. Therefore, stockholders may have difficulty selling our securities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. This discussion should be read in conjunction with our financial statements and accompanying notes for the fiscal years ended March 31, 2019 and 2018.

General Overview of Our Business

Overview

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.

Business Overview

The Company is actively developing its primary asset, Pritumumab, for the treatment of brain cancer and pancreatic cancer. Nascent is also actively researching other cancers that have a high probability of benefiting from the therapeutic effects of Pritumumab because they share a common molecular target. Pritumumab has shown to have positive therapeutic effect at low doses in previous clinical studies in Japan.

Current Business

We are a clinical-stage biopharmaceutical company that develops monoclonal antibodies for the treatment of various forms of cancer. We focus on biologic drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seek to further develop those drug candidates for commercial use. We currently own a drug candidate, Pritumumab, which we are developing.

Plan of Operation

We are focused on developing Pritumumab for the treatment of patients with brain cancer malignancies such as glioblastoma and malignant astrocytoma. The Company filed an Investigational New Drug (“IND”) application with the US Food and Drug Administration (“FDA”) for Phase I clinical trials on March 31, 2017. The FDA place the submission on clinical hold requesting more data and clarification of some parts of the submission. On March 31, 2018, the Company amended its IND filing and, again, was not cleared to begin clinical trials by the FDA. On December 7, 2018 the Company received FDA clearance on its drug product lot to begin clinical trials. On May 6, 2019 the Company filed a submission with the FDA to gain complete release of the partial clinical hold. Om August 7, 2019, Nascent Biotech Inc. (the “Company”) entered into a clinical trial agreement with Hoag Memorial Hospital (“Hoag”) for the Company to conduct its clinical trial of its drug, Pritumumab, at Hoag. The Company anticipates commencing the clinical trial before the end of this year or the first quarter of 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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Results of Operations

Expenses

Operating expenses for the year ended March 31, 2019 were $1,368,948 including research and development costs of $254,006 and general and administrative expenses of $1,114,942 compared to the year ended March 31, 2018 in which our operating expenses were $2,221,770 with research and development costs of $1,194,629 and general and administrative costs of $1,027,141, representing decrease of $852,822 in operating expenses in fiscal 2019 over 2018.

Other income totaled $41 for the year ended March 31, 2019 compared to other income of $471 for the same period in 2018.

Revenue, Net Income and Loss

The Company recorded no revenues for years ended March 31, 2019 and 2018.

Our net loss for the year ended March 31, 2019 was $1,368,907 compared to a net loss of $2,221,299 during the year ended March 31, 2018. The decrease in net loss is due to lower general and administrative costs along with lower research and development cost in 2019 over 2018.

Our operations to date have been financed by the sale of our common stock and initial $3,000,000 payment of a licenses sale to Hisun. Our largest expenses to date have been research and development, IND filings and tests required for the filing and consulting fees. The research and development will grow as the product begins clinical trials later this fiscal year.

We do not anticipate generating revenues in the foreseeable future other than future licenses sales or additional payments from licenses in effect, and any revenues that we generate may not be sufficient to cover our operating expenses. If we do not succeed in raising additional capital, we may have to cease operations and you may lose your entire investment.

Liquidity and Capital Resources

At March 31, 2019, we had cash of $131,472 as compared to $116,994 in cash at March 31, 2018. Our accounts payable and accrued expense at March 31, 2019 were $510,636 in accounts payable and $15,000 in accrued expense as compared to $203,373 in accounts payable as of March 31, 2018. For the year ended March 31, 2019, 68% of the accounts payables was to one vendor for the filing of our IND while for the year ended March 31, 2018, 84% of our accounts payable was to the same vendor.

We have no revenues to satisfy our ongoing liabilities, however it is not known how much and the timing of the receipts of revenue. Our auditors have issued a going concern opinion. Unless we secure additional equity or debt financing, of which there can be no assurance, we may not be able to continue any operations.

Working Capital

Our total current assets, as of March 31, 2019, consisted of $131,472 in cash as compared to total current assets of $116,994 in cash as of March 31, 2018. The increase in current assets was due to raising of cash through the conversion of warrants and sale of common stock.

Our total current liabilities as of March 31, 2019 were $613,636 as compared to total current liabilities of $203,373 as of March 31, 2018. The increase in current liabilities was primarily attributed to increased costs for IND filing for the year ended March 31, 2019.

As of March 31, 2019, the Company had negative working capital of $482,164 compared to negative working capital of $86,379 as of March 31, 2018. The increase in negative working capital of $395,785 from 2018 to 2019 can be attributed to additional costs in IND filings in 2019 over 2018.

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Cash Flows

Operating Activities

Cash used in operating activities was $711,808 for the fiscal year ended March 31, 2019 compared to cash used in operating activities of $1,224,381 for the fiscal year ended March 31, 2018. The decrease in cash used in operating activities is attributed mainly to smaller loss offset by increased accounts payable in 2019 over 2018.

Investing Activities

Cash used in investing activities was zero for the fiscal years ended March 31, 2019 and 2018.

Financing Activities

Cash provided by financing activities during the fiscal year ended March 31, 2019 was $726,286, compared to $1,211,569 for the fiscal year ended March 31, 2018. The cash provided by financing activities is due to the sale of common stock and warrants of $643,000 and warrant exercises of $83,286 in 2019 compared to the sale of common stock and warrants of $1,166,063 plus warrant conversion of $45,506 for the same period in 2018.

Cash Requirements

We will require additional funds to fund our budgeted expenses over the next 12 months. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for investors to obtain returns on their investments in our common stock. Further, we may continue to be unprofitable. We need to raise additional funds in the immediate future in order to proceed with our budgeted expenses including the clinical trials of our product.

Going Concern

The financial statements accompanying this report have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our shareholders, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations. As of March 31, 2019, our company has accumulated losses of $12,833,496 and a working capital deficit of $482,164. We do not have sufficient working capital to enable us to carry out our stated plan of operation for the next twelve months.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above in their report on the financial statements for the year ended March 31, 2019, MaloneBailey, LLP, our independent auditors, included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Future Financings

We will require additional financing of an estimated $15,000,000 to enable us to proceed with our plan of operations, including our phase 1 and phase 2 clinical trials plus presentation of data to the FDA to proceed to phase 3 clinical trials. These cash requirements are more than our current cash and working capital resources. Accordingly, we will require additional financing to continue operations and to repay our liabilities. There is no assurance that any party will advance additional funds to us to enable us to sustain our plan of operations or to repay our liabilities.

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We anticipate continuing to rely on equity sales of our common stock to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.

We presently do not have any arrangements for additional financing for the expansion of our exploration operations, and no potential lines of credit or sources of financing are currently available for proceeding with our plan of operations.

If we are unable to raise the funds that we require to execute our plan of operation, we intend to scale back our operations commensurately with the funds available to us.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Use of estimates

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Significant estimates were made for the fair value of Common Stock issued for services and for estimating the useful life used for depreciation and amortization of our long-lived assets, and the valuation of deferred income tax assets. Actual results and outcomes may differ from management’s estimates and assumptions.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations. Pursuant to Jumpstart Our Business Startups Act of 2012, as an “emerging growth company,” we are permitted to take advantage of an extended transition period for complying with new or revised accounting standards until such time as the standards are applicable to private companies. We have chosen to take advantage of this extended transition period. Accordingly, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Results of Operations

Our results of operations for the three months ended June 30, 2019 and June 30, 2018 are summarized below:

	For the Three Months Ended June 30, 2019	For the Three Months Ended June 30, 2018
Revenue	—	—
Cost of Revenue	—	—
Net Loss	$(273,738)	$(439,719)
Net Loss per Common Share, Basic and Diluted	(0.01)	(0.02)
Weighted Average Number of Common Shares Outstanding, Basic and Diluted	32,855,287	28,164,587

We had net loss of $273,738 and $439,719 for the three months ended June 30, 2019 and 2018, respectively.

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We did not generate any revenues from our operations for the three months ended June 30, 2019 and 2018. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies.

During the three months ended June 30, 2019 and 2018, we had operating expenses of $273,743 and $439,727, respectively. The decrease in operating expenses is primarily a result of lower general and administrative expense and research and development expense.

Since inception, the majority of our time has been spent on developing and securing an IND for our drug and preparing for clinical trials of our drug.

Net Loss

Net Loss was $273,738 for the three-month period ended June 30, 2019 compared to $439,719 for the same period in 2018. This decrease was primarily due to lower research and development and general and administrative expenses.

We did not generate any revenues from our operations for the years ended March 31, 2019 or 2018. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the business of securing regulatory approval for, and bringing, a drug to market, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies.

Management’s Plan of Operation

We do not have adequate funds to satisfy our working capital requirements for the next twelve months. We entered into the CSPA with Triton LP to help fund our planned plan of operations including the clinical trials for our drug. Pursuant to the terms of our agreements with Triton LP, we are filing this registration statement with the SEC to register the shares of Common Stock to be issued under those agreements. We cannot estimate when our registration statement will be declared effective by the SEC. Under certain conditions, Triton LP may not have to purchase any of our securities. These conditions include any acts constituting default under any of the agreements entered into on August 28, 2019. Until such time as we sell our securities to Triton LP, in the interim, we may not be able to begin to implement and commence our proposed plan of operations.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at March 31, 2019 compared to March 31, 2018.

	March 31, 2019	March 31, 2018
Current Assets	$131,472	$116,994
Current Liabilities	$616,636	$203,373
Working Capital (Deficit)	$(485,164)	$(86,379)

At March 31, 2019, we had working capital deficit of $485,164 as compared to working capital deficit of $86,379 at March 31, 2018, an increase in working capital deficit of $530,257.

The following table summarizes total current assets, liabilities and working capital at June 30, 2019 (unaudited) compared to March 31, 2019.

	June 30, 2018 (unaudited)	March 31, 2019
Current Assets	$5,378	$131,472
Current Liabilities	$625,938	$613,636
Working Capital (Deficit)	$(620,560)	$(482,164)

At June 30, 2019, we had a working capital deficit of $620,560 as compared to working capital deficit of $482,164 at March 31, 2019, an increase in working capital deficit of $138,396.

As of June 30, 2019, we had not generated any revenues from our business operations.

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As of June 30, 2019 and March 31, 2019, we had cash and cash equivalents of $5,378 and 131,472, respectively. Our cash was not sufficient to meet our current obligations and the expenses associated with being a company that is fully reporting with the SEC. We believe we will require additional financing in the form of share issuance proceeds, debt financing or advances from our directors.

Our business expansion will require significant capital resources that may be funded through the issuance of Common Stock or of notes payable or other debt arrangements that may affect our debt structure. Despite our current financial status, we believe that we may be able to issue notes payable or debt instruments in order to start executing our business plan. However, there can be no assurance that we will be able to raise money in this fashion and have not entered into any agreements that would obligate a third party to provide us with capital.

During the three months ended June 30, 2019 and 2018, we had total expenses of $273,738 and $439,719, respectively. Historically, we have relied on advances, loans and sales of common stock in private placements to fund general and administrative operating expenses. As of June 30, 2019, we had a working capital deficiency of $620,560.

As of June 30, 2019, the Company had no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. Subsequently, we entered into the Triton LP transaction which we believe will provide us with some of our capital requirements.

Our independent auditor has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 3 of our financial statements.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

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BUSINESS

Overview

NASCENT BIOTECH INC., a Nevada corporation (“Nascent” or the “Company”), is actively developing its primary asset, Pritumumab, for the treatment of brain cancer and pancreatic cancer. Nascent is also actively researching other cancers that have a high probability of benefiting from the therapeutic effects of Pritumumab because they share a common molecular target. Pritumumab has shown to have positive therapeutic effect at low doses in previous clinical studies in Japan.

Corporate History

Nascent was incorporated on March 3, 2014 under the laws of the State of Nevada.

On July 15, 2014, Nascent entered into a reverse merger with Jin-En Group International Holding Company (Jin-En). Jin-En issued 7,500,200 shares of its common stock for all the outstanding shares of Nascent Biotech, Inc. In addition, Jin-En cancelled 15,000,000 shares of its common stock. Prior to the merger Jin-En had 22,829,400 shares outstanding. Jin-En changed its name to Nascent Biotech, Inc. Jin-En had $19,000 of net liabilities at the date of the merger.

Current Business

The Company is actively developing its primary asset Pritumumab for the treatment of brain cancer and pancreatic cancer. Nascent is also actively researching other cancers that have a high probability of benefiting from the therapeutic effects of Pritumumab because they share a common target. Pritumumab has shown to be very effective at low doses in previous clinical studies in Japan. Nascent is a clinical stage biopharmaceutical company that focuses on biologic drug candidates that are preparing for initial clinical testing for the treatment of brain and pancreatic cancer. The Company plans to open phase 1 clinical studies during the third quarter of the calendar year.

We are focused on developing Pritumumab for the treatment of patients with brain cancer malignancies such as glioblastoma and malignant astrocytoma. Pritumumab is a monoclonal antibody that had been clinically tested in Phase I and Phase II trials in 249 human brain cancer patients in the nation of Japan. The objectives of the Phase I and Phase II human clinical trials were to determine the safety of Pritumumab in humans and its efficacy in eliminating tumors or reducing tumor size in patients with brain cancer. These clinical trials were conducted at over 20 clinical sites within Japan during a 14-year time period (1988 to 2002). All patients were treated with a 1mg dose of Pritumumab, either once or twice a week, for 24 weeks, and were evaluated over extended periods of time. The sponsor of those trials was the Hagiwara Institute of Health (HIH). Manufacturing of Pritumumab was conducted by the Japanese contract research organization, Japan Pharmaceutical Development, and all pre-clinical development work was performed at HIH. At the end of the Phase II trials, data from 126 of these patients were analyzed – under then-current Japanese efficacy standards – and presented to the Japanese Ministry of Health & Welfare (MHW). The HIH was approved for expanded Phase III trials in humans; however, the founder of HIH passed away and the clinical development of Pritumumab was abandoned by his surviving heirs. An issue at that time was the ability to manufacture enough Pritumumab to continue clinical trials. The product was never approved for sale in Japan or elsewhere. Currently, therapeutic strategies, such as the use of the chemotherapy drug Temodar®, or surgical strategies, are used for the treatment of this cancer. However, there still exists a sizable need in the marketplace to develop safer, more effective drugs as Temodar is attributed to only median rates of survival and many brain tumors are ineligible for surgery. Moreover, even when removed, many brain tumors come back within one year post-operation. Today, with current standards of care, only 58% of all brain cancer patients will live past the first year after diagnosis, and with certain types of brain cancer, for example, anaplastic astrocytoma and glioblastoma, the five-year survival rates are 27% and 5%, respectively

Based on pre-clinical and clinical studies to date, we believe that Pritumumab may offer an advantage over existing treatments by binding to a molecule on the outer surface of cancer cells called ectodomain vimentin (also referred to as cell-surface vimentin). This particular target, referred to generally as an antigen, is prevalent in many different tumor types and is not being targeted by any other biopharmaceutical companies. By binding to this target, Pritumumab is able to make the tumor cells “known” to the body’s immune system, resulting in potentially several types of immune responses, including anti-idiotype, apoptosis, antibody-dependent cellular cytotoxicity and complement-dependent cytotoxicity, leading to death of the cancer cells and overall depletion of the tumor.

Data from the Japanese clinical studies of Pritumumab administered as a single agent to brain cancer patients with a range of tumor types (but primarily glioblastoma and malignant astrocytoma) demonstrated a collective rate of partial remission (tumor volume reduction greater than 51%) plus complete remission of 15%, and a stable disease rate of an additional 50% (stable disease defined as +25% to -50% change in tumor volume) – as measured by a standard formulary from MRI and X-ray imaging. Additionally, data from the 126 patients treated with Pritumumab submitted to the MHW also suggested a manageable and predictable safety profile. Of the 126 patients evaluated for safety, only 14 showed adverse events, 8 of which were judged to be possibly caused by administration of Pritumumab, and all of which resolved over time. There were no serious adverse events noted.

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We expect to amplify on the past clinical development strategy during the next 12 months plan to:

•	commence Phase I clinical trials in the United States, establishing the optimal dose of Pritumumab for treatment of patients with brain cancers;
•	commence ongoing studies with Pritumumab for the treatment of lung cancer and breast cancer that has metastasized to the brain;
•	continue to evaluate the application of Pritumumab in the treatment of other forms of ectodomain vimentin positive cancers (for example, cancers of epithelial origin such as pancreatic, lung and colon) where there may be unmet medical needs.

The Company filed an Investigational New Drug (“IND”) application with the US Food and Drug Administration (“FDA”) for Phase I clinical trials on March 31, 2017. The FDA place the submission on clinical hold requesting more data and clarification of some parts of the submission. On March 31, 2018, the Company amended its IND filing and, again, was not cleared to begin clinical trials by the FDA. On December 7, 2018 the Company received FDA clearance on its drug product lot to begin clinical trials. On May 6, 2019 the Company filed a submission with the FDA to gain complete release of the partial clinical hold. Om August 7, 2019, Nascent Biotech Inc. (the “Company”) entered into a clinical trial agreement with Hoag Memorial Hospital (“Hoag”) for the Company to conduct its clinical trial of its drug, Pritumumab, at Hoag. The Company anticipates commencing the clinical trial before the end of this year or the first quarter of 2020.

Brain Cancer Incidence and Prevalence

In the United States, the annual estimated new cases of brain cancer each year are about 23,000, with estimated deaths about 15,000 per year. Brain cancer is the leading cause of cancer-related death in patients younger than age 20. Gliomas (a broad term which includes all tumors arising from the gluey or supportive tissue of the brain), the cancer type for which orphan drug designation has been granted by the FDA, account for 80% of all malignant brain tumors.

Secondary brain cancer (metastases to the brain from other sites) occurs in 20–40% of patients with metastatic disease and incidence increases with age. In the United States, over 100,000 cases of secondary brain cancer are diagnosed each year, with the majority of those metastases originating from lung (50%) and breast (15-20%).

Our Goal and Strategy

Our goal is to become a leading oncology-focused biopharmaceutical company. The key elements of our strategy to achieve this goal are as follows:

•	Advance Pritumumab, our drug candidate, toward regulatory approval and commercialization. We are primarily focused on developing Pritumumab for the treatment of patients’ brain tumors, as well as lung and breast cancer metastases to the brain. We plan to focus our planned Phase I/II clinical trials on the use of Pritumumab to include treatment of metastatic disease, which we believe may be underserved by current treatment alternatives and where clinical trials have shown substantial levels of activity. Importantly, we will employ significantly higher doses in the clinical protocol to test for safety and increased efficacy.
•	Expand our claims by pursuing additional indications for Pritumumab, due to the fact that the target antigen (ectodomain vimentin) is present in a variety of epithelial cancers apart from brain cancer. Nascent will seek to expand Pritumumab into as many different indications as possible. We also believe Pritumumab could be an effective carrier protein for other anti-cancer drugs (a cocktail approach in which an anti-cancer drug is attached to an antibody) and we also believe we can develop Pritumumab as a diagnostic tool.
•	Evaluate the commercialization strategies on a product-by-product basis in order to maximize the value of each. As we move our drug candidates through development toward regulatory approval, we will evaluate several options for each drug candidate’s commercialization strategy. These options include entering into a joint marketing partnership with another pharmaceutical company or biotechnology company, whereby we jointly sell and market the product; and out-licensing our product, whereby another pharmaceutical company or biotechnology company sells and markets our product and pays us on a developmental milestone and royalty on sales basis. Our decision will be made separately for each product and will be based on a number of factors, including capital necessary to execute on each option, size of the market that needs to be addressed and terms of potential offers from other pharmaceutical and biotechnology companies. It is too early for us to know which of these options we will pursue for our drug candidates, assuming their successful development.

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Pritumumab in Cancer Patients

Our initial focus is on the development of Pritumumab as an intravenous treatment of patients with various types of brain cancer, most prominently gliomas and malignant astrocytomas.

Advantages of Pritumumab

Based on pre-clinical and clinical studies to date, we believe that Pritumumab may offer an advantage over existing treatments that are used in the treatment of patients’ brain malignancies and other various forms of cancer. The antibody utilizes a fully human, natural approach which we believe results in the molecule posing very little toxicity to the patient, particularly in comparison to chemotherapies, radiation and cytokine approaches that currently dominate the marketplace. Further, the antibody binds to a very novel target that appears to be prevalent in a number of solid tumors. A fully human approach will mimic and harness the body’s natural defense system to fight cancer and offer an efficacious and safer approach to other protocols, such as chemotherapy, radiation or surgery, which can be devastating and life threatening in and of themselves.

Disadvantages of Pritumumab

Given the low survival rates for current standard therapy in brain cancer, the Japanese clinical data indicating very few adverse events, both in percentage and type, and the general safety associated with monoclonal antibodies currently approved in the United States for a variety of therapeutic indications, we believe that there are no disadvantages of Pritumumab to current therapy.

Development Plan

We plan to conduct a US-based clinical trial of pritumumab in patients with brain cancer over the next 12 to 18 months. In this trial, we also plan to further investigate the efficacy of Pritumumab on metastatic brain cancer and measure the effects on the primary tumor. Our Phase I trial is also planned as multiple ascending dose study employing significantly higher doses to test for safety and improved efficacy.

We believe we can complete the Phase I and phase II studies indicated above within a period of about 36 months and for a total cost of less than $15 million dollars. This will, of course, require funding our planned capital raises as discussed elsewhere in this document.

Clinical Testing of Our Products in Development

Each of our products in development, and likely all future drug candidates, will require extensive pre-clinical and clinical testing to determine the safety and efficacy of the product prior to seeking and obtaining regulatory approval for marketing and sale of the product. This process is expensive and time consuming. In completing this pre-clinical and clinical testing, we are dependent upon third-party consultants, consisting mainly of investigators, collaborators, and contract research organizations, who will conduct such testing.

We and our third-party consultants conducted pre-clinical testing in accordance with Good Laboratory Practices, or GLPs, and clinical testing in accordance with Good Clinical Practices, or GCPs, which are international ethical and scientific quality standards utilized for pre-clinical and clinical testing, respectively. GCP is the standard for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, and is required by the FDA to be followed in conducting clinical trials. Additionally, any pre-clinical and clinical testing completed in the European Union, or the EU, is conducted in accordance with applicable EU standards, such as the EU Clinical Trials Directive (Directive 2001/20/EC of April 4, 2001), or the EU Clinical Trials Directive, and the national laws of the Member States of the EU implementing its provisions.

Intellectual Property

The US Food & Drug Administration has granted the Company orphan drug designation for use of Pritumumab against gliomas and pancreatic cancer. If we obtain marketing approval for Pritumumab or other drug candidates in the United States or in certain jurisdictions outside of the United States, we may be eligible for regulatory protection, such as seven years of market exclusivity under FDA orphan drug designation, up to five years of patent term extension potentially available in the United States under the Hatch-Waxman Act, 8 to 11 years of data and marketing exclusivity potentially available for new drugs in the European Union, up to five years of patent extension in Europe (Supplemental Protection Certificate), and eight years of data exclusivity potentially available in Japan. There can be no assurance that we will qualify for any such regulatory exclusivity, or that any such exclusivity will prevent competitors from seeking approval solely on the basis of their own studies. See “Government Regulation” below.

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors—Risks Related to Our Intellectual Property.” Our proprietary rights may not adequately protect our intellectual property and potential products, and if we cannot obtain adequate protection of our intellectual property and potential products, we may not be able to successfully market our potential products.”

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We will depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and inventions for which patents may be difficult to obtain or enforce, we will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Former License

On October 12, 2017 the Company signed a consulting agreement with a former license holder. Under the terms of the agreement the Company, commencing February 1, 2018 began paying the consultant $1,000 per month for 24 months. In addition, the Company will pay the consultant an additional $24,000 during the term of the agreement at the Company’s discretion. In return, the consultant will forgive all royalty payments plus any past claims to the product per the previous agreement dated September 21, 2015, plus provide consulting services to the Company as directed by the Company. As of June 30, 2019, the outstanding obligation to the consultant was $31,000.

Manufacturing

We do not currently have our own manufacturing facilities. We intend to continue to use our financial resources to accelerate development of our drug candidates rather than diverting resources to establish our own manufacturing facilities. We intend to meet our pre-clinical and clinical trial manufacturing requirements by continuing established relationships with third-party manufacturers and other service providers to perform these services for us. We intend to continue these third-party relationships to maintain our supply of Pritumumab. Should Pritumumab obtain marketing approval, we anticipate establishing relationships with third-party manufacturers and other service providers for the commercial production and manufacture of our product. We have some flexibility in securing other manufacturers to produce our drug candidates; however, our alternatives may be limited due to proprietary technologies or methods used in the manufacture of some of our drug candidates.

Competition

The development and commercialization of new products to treat cancer is highly competitive, and we expect considerable competition from major pharmaceutical, biotechnology and specialty cancer companies. As a result, there are and will likely continue to be extensive research and substantial financial resources invested in the discovery and development of new cancer products. Our potential competitors include, but are not limited to, Genentech, GlaxoSmithKline, Roche, Boehringer Ingelheim, Takeda, Array Biopharma and Ambit Biosciences. We are an early stage company with no history of operations and we only recently acquired the rights to the drug candidates we expect to develop. Many of our competitors have substantially more resources than we do, including both financially and technically. In addition, many of our competitors have more experience than us in pre-clinical and clinical development, manufacturing, regulatory and global commercialization. We are also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. We anticipate that we will face intense competition.

We expect that our products under development and in clinical trials will address major markets within the cancer sector. Our competition will be determined in part by the indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the speed with which we can develop products, complete pre-clinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price, reimbursement and patent position.

Government Regulation

United States—FDA Process

The research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of drug products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications (NDAs) or Biologics License Applications (BLAs), warning letters, fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution. In the case of Pritumumab, it is a biologic drug and the appropriate route for approval will be to submit a BLA.

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Drug Approval Process. None of our drug product candidates may be marketed in the United States until the drug has received FDA approval. The steps required before a drug may be marketed in the United States generally include the following:

•	completion of extensive pre-clinical laboratory tests, animal studies, and formulation studies in accordance with the FDA’s GLP regulations;
•	Development of a manufacturing process in accordance with the FDA’s current Good Manufacturing Practice (cGMP) regulations;
•	submission to the FDA of an Investigational New Drug (“IND”) application for human clinical testing, which must pass FDA review before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each proposed indication;
•	submission to the FDA of a BLA (Biologics License Application) after completion of all pivotal clinical trials;
•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the active pharmaceutical ingredient, or API, and finished drug product are produced and tested to assess compliance with current Good Manufacturing Practices (cGMPs); and,
•	FDA review and approval of the BLA prior to any commercial marketing or sale of the drug in the United States.

The development and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

As noted above, the Company has received approval to commence human clinical trials with its currently-manufactured drug product lot, and is awaiting FDA approval to employ further drug product lots manufactured from its current drug substance lot.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be provided to the FDA as part of a separate submission to the IND. Further, an Institutional Review Board (IRB) for each medical center proposing to conduct the clinical trial must review and approve the study protocol and informed consent information for study subjects for any clinical trial before it commences at that center, and it must monitor the study until it is completed. Study subjects must sign an informed consent form before participating in a clinical trial. Clinical trials necessary for product approval typically are conducted in three sequential phases, but the phases may overlap. Phase 1 usually involves the initial introduction of the investigational drug into a limited population, typically healthy humans, to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase 2 usually involves trials in a limited patient population to (i) evaluate dosage tolerance and determine appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific targeted indications. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials. Phase 3 trials, commonly referred to as pivotal studies, are undertaken in an expanded patient population at multiple, geographically dispersed clinical trial centers to further evaluate clinical efficacy and test further for safety by using the drug in its final form. There can be no assurance that Phase 1, Phase 2 or Phase 3 testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company, the FDA or an IRB may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Moreover, the FDA may approve a BLA for a product candidate but require that the sponsor conduct additional clinical trials to further assess the drug after BLA approval under a post-approval commitment. Post-approval trials are typically referred to as Phase 4 clinical trials.

During the development of a new drug, sponsors are given an opportunity to meet with the FDA at certain time points. These points may be prior to submission of an IND, at the end of Phase 2, and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach an agreement on the next phase of development. Sponsors typically use the end of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support approval of the new drug. If a Phase 3 clinical trial is the subject of discussion at an end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, the purpose of which is to reach an agreement with the FDA on the design of the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim. If such an agreement is reached, it will be documented and made part of the administrative record, and it will be binding on the FDA unless public health concerns unrecognized at the time of the protocol assessment are evident, and may not be changed except under a few specific circumstances.

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Concurrent with clinical trials, companies usually complete additional animal safety studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and the manufacturer must develop and validate methods for testing the quality, purity and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf-life.

Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of a BLA requesting approval to market the product for one or more indications. A BLA must be accompanied by a significant user fee, which we anticipate will be waived for the first BLA because NBI is a “qualified small business.”

The testing and approval process requires substantial time, effort and financial resources. The agency reviews the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee, but it typically follows such recommendations.

Before approving a BLA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless the manufacturing is in compliance with cGMPs. If the FDA evaluates the BLA and the manufacturing facilities are deemed acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the BLA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of BLA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy or impose other conditions.

The FDA may deny approval of a BLA by issuing a Complete Response Letter if the applicable regulatory criteria are not satisfied. A Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, pre-clinical studies or manufacturing. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we or our collaborators interpret data. Alternatively, approval may occur with Risk Evaluation and Mitigation Strategies, or REMS, which limit the labeling, distribution or promotion of a drug product. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing, including Phase 4 clinical trials, and surveillance programs to monitor the safety effects of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs or other information.

Expedited Review and Approval

The FDA has various programs, including Orphan Drug Designation and Fast Track approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for accelerated approval. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists and provides for an initial review within six months as compared to a standard review time of 10 months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.

Post-Approval Requirements

Often, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. In addition, certain changes to an approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from the FDA, typically a new BLA or NDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

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If post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved BLA are required to: (i) report certain adverse reactions to the FDA and maintain pharmacovigilance programs to proactively look for these adverse events, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMPs after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of ongoing compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third-party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved BLA, including recall of the product from the market or withdrawal of approval of the BLA for that drug.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries before we can commence clinical trials and approval of foreign countries or economic areas, such as the EU, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

In the European Economic Area, or EEA (which is comprised of the 27 member states of the EU, or Member States, plus Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. There are two types of marketing authorizations:

•	The Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMA, and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.
•	National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure, an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State. The competent authority of the Reference Member State prepares a draft assessment report, a draft summary of the specific product characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling or packaging proposed by the Reference Member State, the product is subsequently granted a National MA in all the Member States (i.e., in the Reference Member State and the Member States Concerned).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

As in the United States, it may be possible in foreign countries to obtain a period of market and/or data exclusivity that would have the effect of postponing the entry into the marketplace of a competitor’s generic product. For example, if any of our products receive marketing approval in the EEA, we expect they will benefit from 8 years of data exclusivity and 10 years of marketing exclusivity. An additional non-cumulative one year period of marketing exclusivity is possible if during the data exclusivity period (the first 8 years of the 10-year marketing exclusivity period), we obtain an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies. The data exclusivity period begins on the date of the product’s first marketing authorization in the EU and prevents generics from relying on the marketing authorization holder’s pharmacological, toxicological and clinical data for a period of 8 years. After 8 years, a generic product application may be submitted and generic companies may rely on the marketing authorization holder’s data. However, a generic cannot launch until 2 years later (or a total of 10 years after the first marketing authorization in the EU of the innovator product), or 3 years later (or a total of 11 years after the first marketing authorization in the EU of the innovator product) if the marketing authorization holder obtains marketing authorization for a new indication with significant clinical benefit within the 8 year data exclusivity period. In Japan, our products may be eligible for eight years of data exclusivity. There can be no assurance that we will qualify for such regulatory exclusivity, or that such exclusivity will prevent competitors from seeking approval solely on the basis of their own studies.

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When conducting clinical trials in the EU, we must adhere to the provisions of the EU Clinical Trials Directive and the laws and regulations of the EU Member States implementing them. These provisions require, among other things, that the prior authorization of an Ethics Committee and the competent Member State authority is obtained before commencing the clinical trial.

Pricing and Reimbursement

In the United States and internationally, sales of products that we market in the future, and our ability to generate revenues on such sales, are dependent, in significant part, on the availability of adequate coverage and reimbursement from third-party payers such as state and federal governments, managed care providers and private insurance plans. Private insurers, such as health maintenance organizations and managed care providers, have implemented cost-cutting and reimbursement initiatives and likely will continue to do so in the future. These include establishing formularies that govern the drugs and biologics that will be offered and also the out-of-pocket obligations of member patients for such products. We may need to conduct pharmacoeconomic studies to demonstrate the cost effectiveness of our products for formulary coverage and reimbursement. Even with studies, our products may be considered less safe, less effective or less cost-effective than existing products, and third-party payers may not provide coverage and reimbursement for our product candidates, in whole or in part.

In addition, particularly in the United States and increasingly in other countries, we are required to provide discounts and pay rebates to state and federal governments and agencies in connection with purchases of our products that are reimbursed by such entities. It is possible that future legislation in the United States and other jurisdictions could be enacted that could potentially impact the reimbursement rates for the products we are developing and may develop in the future and also could further impact the levels of discounts and rebates paid to federal and state government entities. Any legislation that impacts these areas could impact, in a significant way, our ability to generate revenues from sales of products that, if successfully developed, we bring to market.

Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental changes. There have been, and we expect there will continue to be, legislative and regulatory proposals to change the healthcare system in ways that could significantly affect our future business. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, the PPACA, enacted in March 2010, substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost containment measures, PPACA establishes:

•	an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents;
•	a Medicare Part D coverage gap discount program, in which pharmaceutical manufacturers who wish to have their drugs covered under Part D must offer discounts to eligible beneficiaries during their coverage gap period, or the donut hole; and
•	a formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program.

In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system. Future legislation, including the current versions being considered at the federal level in the United States or regulatory actions implementing recent or future legislation, may have a significant effect on our business. Our ability to successfully commercialize products depends in part on the extent to which reimbursement for the costs of our products and related treatments will be available in the United States and worldwide from government health administration authorities, private health insurers and other organizations. Because the adoption of certain proposals could limit the prices, we are able to charge for our products, or the amounts of reimbursement available for our products, and could limit the acceptance and availability of our products, substantial uncertainty exists as to the reimbursement status of newly approved health care products by third-party payers.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. We do, however, have worldwide commercialization rights (excluding China to which we sold a license right for our drug candidates. In order to commercialize any of our drug candidates if and when they are approved for sale in the United States or elsewhere, we will need to develop the necessary marketing, sales and distribution capabilities.

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The FDA regulates all advertising and promotion activities for products under its jurisdiction both prior to and after approval, including standards and regulations for direct-to-consumer advertising, dissemination of off-label information, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new or supplemental NDA, which may require us to collect additional data or conduct additional pre-clinical studies and clinical trials. Failure to comply with applicable FDA requirements may subject a company to adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA.

Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties, and often reflect a physician’s belief that the off-label use is the best treatment for the patients. The FDA does not regulate the behavior of physicians in their choice of treatments, but FDA regulations do impose stringent restrictions on manufacturers’ communications regarding off-label uses. Failure to comply with applicable FDA requirements may subject a company to adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA.

Outside the United States, our ability to market a product is contingent upon obtaining marketing authorization from the appropriate regulatory authorities. The requirements governing marketing authorization, pricing and reimbursement vary widely from country to country.

We may also be subject to various federal and state laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations and very few court decisions addressing industry practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws.

Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal health care programs (including Medicare and Medicaid) and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties also can be imposed upon executive officers and employees, including criminal sanctions against executive officers under the so-called “responsible corporate officer” doctrine, even in situations where the executive officer did not intend to violate the law and was unaware of any wrongdoing. Given the penalties that can be imposed on companies and individuals if convicted, allegations of such violations often result in settlements even if the company or individual being investigated admits no wrongdoing. Settlements often include significant civil sanctions, including fines and civil monetary penalties, and corporate integrity agreements. If the government was to allege or convict us or our executive officers of violating these laws, our business could be harmed. In addition, private individuals have the ability to bring similar actions. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities. Further, there is an increasing number of state laws that require manufacturers to provide reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. Given the lack of clarity in laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state authorities.

Other Laws and Regulatory Processes

We are subject to a variety of financial disclosure and securities trading regulations as a public company in the United States, including laws relating to the oversight activities of the Securities and Exchange Commission, or SEC, and, if our capital stock becomes listed on a national securities exchange, we will be subject to the regulations of such exchange on which our shares are traded. In addition, the Financial Accounting Standards Board, or FASB, the SEC, and other bodies that have jurisdiction over the form and content of our accounts, our financial statements and other public disclosure are constantly discussing and interpreting proposals and existing pronouncements designed to ensure that companies best display relevant and transparent information relating to their respective businesses.

Our present and future business has been and will continue to be subject to various other laws and regulations. Various laws, regulations and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movement, import and export and use and disposal of hazardous or potentially hazardous substances used in connection with our research work are or may be applicable to our activities. Certain agreements entered into by us involving exclusive license rights or acquisitions may be subject to national or supranational antitrust regulatory control, the effect of which cannot be predicted. The extent of government regulation, which might result from future legislation or administrative action, cannot accurately be predicted.

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Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

In addition, there are no material proceedings to which any affiliate of our Company, or any owner of record or beneficially of more than five percent of any class of voting securities of our Company, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

From time to time we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Our executive officers are appointed by and serve at the pleasure of the board of directors until their death, resignation or removal from office.

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Sean Carrick	President, Secretary, and Director	51	July, 2014
Doug Karas	Independent Director	54	April 2016
Lowell Holden	Chief Financial Officer and Director	76	July 2014
Brandon Price	Executive VP Business Development and Director	71	July, 2014

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Lowell Holden – Chief Financial Officer and Director - Lowell Holden has been the Chief Financial Officer and Chief Accounting Officer of the Company since May of 2014. Since 1983, Mr. Holden has owned and operated his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses. Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders. Presently Mr. Holden serves as the Chief Financial Officer of Skkynet Cloud Systems, Inc (SKKY) and Chief Financial Officer and director of EMR Technology, Chief Executive Officer and director of PTS, Inc (PTSH) and President. Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. Mr. Lowell Holden has a Bachelor of Science degree from Iowa State University.

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Dr. Brandon Price - Executive Vice President, Business Development and Director- Dr. Price has more than 30 years in the biopharmaceutical industry. Recently he co-founded Biogenin, a Mexican company that licenses, develops and registers human and veterinary products (pharmaceuticals, diagnostics and medical devices) for Latin American markets. He is also CEO of Ethicann Pharmaceuticals, a Canadian-based company developing cannabinoid-based ethical drugs. Dr. Price has been CEO of five biotechnology start-ups (plant transgenic expression systems, stem cell therapies, chemical cancer drugs, synthetic vaccines, and contract biologics manufacturing), and has held senior management positions at Cardinal Health and Ortho Diagnostic Systems (a Johnson & Johnson company). In addition, he co-founded the Institute for Cell Analysis at the University of Miami (FL), and the International Center for Entrepreneurial Excellence at the University of Guadalajara. He has served as Board Chair of the Virginia Biotechnology Association, Maryland’s counterpart, MdBIO, and was named 2001 Biotechnology Leader of the Year in Virginia. He currently sits on the board of directors of six companies and is the Ben J. Rogers Chair in Entrepreneurial Studies at Lamar University (Beaumont, TX). Presently, he is Visiting Professor at the Panamerican University School of Engineering (Guadalajara, Mexico) where he teaches the course “Entrepreneurism and Business Planning for Innovation Driven Companies”. He holds the B.S. and Ph.D. degrees in Biophysics from the University of Michigan in Ann Arbor and is the author of more than 50 articles in the scientific and business literature. Mr. Price served as President of GalenBio, Inc from 2007 through 2012. Mr. Price was associated with Falcon Ridge Associates, Inc from 2005 through 2013, was the cofounder, President and director of Biogenin SAPI de CV from 2012 to today, is a co-founder and CEO of Ethicann Pharmaceuticals (Toronto, Canada), and has been a Director and Executive Vice President of Nascent Biotech, Inc since 2014.

Sean Carrick – President and Director - Sean Carrick brings to Nascent a career that spans more than 25 years of experience building and leading successful medical device, Pharmaceutical and Biotech companies in large, mid-cap and venture-backed stages. Previously, Mr. Carrick served as President of Silver Star Mining Corporation from January 1, 2013 to November 2013 where he was responsible for all business management and strategic direction. Prior to Silverstar, Mr. Carrick served as Director of Sales, Southern US, from August 2010 through November 2012 at Maquet Medical Systems and Florida Director of Sales at the Linvatec Division of Conmed Corporation (December 2007 through July 2010). Mr. Carrick holds a BS Degree in Economics and Business Administration from Duquesne University and strategic leadership and management certificates from the Cogency Group, Eckerd College and Maquet Medical Systems. Mr. Carrick is also a director of EMR Technology Solutions, Inc.

Douglas J. Karas – Independent Director - Douglas J. Karas served as Vice President, Performance Analysis and Investment Risk for Franklin Templeton Companies LLC. Mr. Karas is responsible for investment Regulatory Governance, GIPS® Compliance, Fund Board, Sales and Marketing support. Mr. Karas brings cross-functional leadership and collaboration with a strong customer service focus at all organizational levels. Mr. Karas is an Affiliate member of the Tampa Bay CFA Society. Mr. Karas has been with Franklin Templeton Investments for 18 years. Prior to this position, he was the director- Financial Business Processes & Systems and was responsible for the firm’s corporate finance applications including treasury, accounting, corporate and fund taxation and corporate development and planning. He has extensive operations management, consulting, risk and regulatory compliance, re-engineering, project management, and system development experience. Previous positions with Franklin Templeton include senior manager financial operations, manager financial program management office and manager treasury accounting control compliance. Mr. Karas’ experience cuts across operations and applications and he has exposure to treasury cash, deal and risk; revenue calculations and recognition; external and internal financial reporting (including 10-K/10-Q, Business Line Profitability, Transfer Pricing and Fund Profitability), financial instruments (dollar rolls, derivatives, ABS and MBS- Security set-up and Maintenance, Pricing, Revenue Recognition, etc.); and Procedures of Portfolio Managers and Investment Advisors in accordance with the Securities Act of 1933 and 1934, Investment Company and Investment Advisor Acts of 1940. Prior to joining Franklin Templeton, Mr. Karas held positions with Transamerica Life Companies and Federated Investors. Mr. Karas graduated with a B.S. in business, accounting from the University of Pittsburgh and is a Certified Public Accountant.

Family Relationships

There are no family relationships among any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Board of Directors acts as the Audit Committee and the Board of Directors has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. The Company intends to continue to search for a qualified individual for hire

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Committees of the Board

All proceedings of our board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Incorporation laws of the state of Nevada and the bylaws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Our company currently does not have nominating, compensation committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by our directors.

Our company does not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. The directors believe that, given the early stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. Our directors assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

Audit Committee and Audit Committee Financial Expert

Our audit committee consists of our outside director Douglas Karas who serves as Chairman of the committee and sole member. Our board of directors has determined that none of the members of our audit committee qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Code of Ethics

We adopted a Code of Ethics applicable to all of our directors, officers, employees and consultants, which is a “code of ethics” as defined by applicable rules of the SEC. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

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EXECUTIVE COMPENSATION

Executive Officer Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last three completed fiscal years for all services rendered to us.

DIRECTORS and OFFICERS - COMPENSATION

					Long-term compensation
		Annual compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other annual compen -sation ($)	Restricted stock award(s) ($)	Securities under- lying options/ SARs (#)	LTIP payouts ($)	All other compen- sation ($)	Total Compensation
Brandon Price(1)	2019	84,000	-	-	-	-	-	-	84,000
Executive VP Business	2018	63,000	-	-	-	-	-	-	63,000
Development - Director	2017	40,000	-	-	-	-	-	-	40,000

Sean Carrick	2019	186,000	-	-	-	-	-	-	186,000
President	2018	151,000	-	-	-	-	-	-	151,000
Director	2017	118,000	-	-	-	-	-	-	118,000

Lowell Holden(2)	2019	132,000	-	-	-	-	-	-	132,000
CFO,	2018	104,000	-	-	-	-	-	-	104,000
Director	2017	76,000	-	-	-	-	-	-	76,000
__________

(1) Mr. Price was paid $34,000 in cash and accrued $50,000 in compensation

(2) Mr. Holden was paid $101,000 in cash and accrued $31,000 in compensation

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As of March 31, 2019, the Company has no other Executive Compensation issues which would require the inclusion of other mandated table disclosures.

Narrative Disclosure to Summary Compensation Table

There are no employment contracts, compensatory plans or arrangements, including payments to be received from our company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with our company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of our company.

Stock Option Plan

We have adopted a 2015 Stock Option Plan (the “2015 Plan”) under which we are authorized to issue up to a maximum of 1,500,000 incentive stock options and non-qualified stock options to our directors, officers, employees and consultants. The 2015 Plan was approved by our stockholders. The 2015 Plan authorizes the Board of Directors or a committee thereof, to grant awards of incentive stock options and non-qualified stock options upon such terms and conditions as the Board may determine. The Board of Directors administer the 2015 Plan.

As of March 31, 2019, the Company has 1,405,000 options issued and outstanding under our Stock Option Plan which have been granted to three officers and directors and three consultants. Each of the foregoing individuals has been awarded options which will vest in equal annual installments over a four year period with the first 20% vesting at the date of grant. All the options are exercisable between $0.30 and $0.50 per share.

The following table sets forth outstanding options and holders as of March 31, 2019:

Recipient	Title	Number Options
Sean Carrick	Officer and Director	375,000
Brandon Price	Officer and Director	375,000
Lowell Holden	Officer and Director	375,000
Employees and consultants as a group	-	280,000
Total		1,405,000

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)

Equity compensation plans approved by security holders	3,000,000	--	1,595,000
Equity compensation plans not approved by security holders	--	--	--
Total	3,000,000	--	1,595,000

The Company utilizes the shares available under the Plan described above to issue shares of stock as compensation to employees, consultants and officers and directors. At the end of each quarter, the Board of Directors of the Company determines the number of shares to be issued pursuant to the Plan.

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Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We have not paid any director’s cash compensation for services rendered as a director since our inception through March 31, 2019.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors have received stock options to purchase common shares as awarded by our board of directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. No director received and/or accrued any cash compensation for their services as a director, including committee participation and/or special assignments. The directors have been awarded an aggregate of 1,125,000 options for the efforts as directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Agreements

Currently, the Company has employment agreements with all officers.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are appointed by and serves at the discretion of the Board of Directors or until their death, retirement or removal from office.

Indemnification of Directors and Executive Officers and Limitation of Liability

Nevada law generally permits us to indemnify our directors, officers, employees and agents. We, as a corporation organized in Nevada, may indemnify our directors, officers, employees and agents in accordance with Nevada Law. Our Certificate of Incorporation, as amended, does not contain any specific language enhancing or limiting the general Nevada statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

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DIRECTOR COMPENSATION

Our directors do not receive any compensation for their services as directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

As of October 14, 2019, our authorized capitalization was 100,000,000 shares of Common Stock $0.001 par value per share and 10,000,000 shares of preferred stock, par value $0.001. There are no shares of preferred stock issued and outstanding. As of October 14, 2019, there were 33,745,470 shares of our Common Stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of October 14, 2019, the number of shares of our Common Stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our Common Stock beneficially owned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Common	Douglas Karas- Director 6330 Nancy Ridge Dr, Suite 105 San Diego, CA 92121	110,000	0.33%
Common	Lowell Holden – CFO & Director 6330 Nancy Ridge Dr, Suite 105 San Diego, CA 92121	1,392,857	4.13%
Common	Brandon Price- Executive VP & Director 6330 Nancy Ridge Dr, Suite 105 San Diego, CA 92121	1,664,757	4.93%
Common	Sean Carrick President, Secretary & Director 6330 Nancy Ridge Dr, Suite 105 San Diego, CA 92121	1,898,086	5.62%
Common	Mark Glassy- 5% shareholder 6330 Nancy Ridge Dr, Suite 105 San Diego, CA 92121	4,186,500	12.41%
Common	All directors and executive officers as a group (4 persons)	5,065,700	15.01%

__________

(1)	Based on 33,772,970 shares of Common Stock outstanding as of October 14, 2019.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(3)

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our Common Stock outstanding on that date and all shares of our Common Stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse.

Changes in Control

We are not aware of any arrangements that may result in changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

As of March 31, 2019 and March 31, 2018, the Company had $88,000 and zero, respectively, due to officers and Directors.

On September 1, 2015, the Company entered into five (5) year employment contracts with three of its officers and directors. Under the terms of the agreements the Company issued shares of common stock to the officers and directors equaling 11% of the outstanding shares of the Company as of the date of the contracts. As additional future shares are issued, the officers and directors are entitled to additional shares so their aggregate ownership percentage remains at 11% of the outstanding shares of the Company. The following table sets forth the shares earned under these contracts during the years ended March 31, 2019 and 2018:

Officer and Director	Initial Share Awards Under the Contracts	Additional Shares Earned to Maintain Ownership Percentage	Total Shares Earned
President	1,028,910	629,034	1,657,944
Chief Financial Officer	617,346	380,228	997,574
Executive Vice President	617,346	380,228	997,574
Total	2,263,602	1,389,668	3,653,092

In addition, if the officers and directors are removed from the Company, they are entitled to receive a cash severance payment per annum for each year of the term of the contract less salary payments received to date of termination. The table below sets forth the annual salary and annual severance amounts per the contracts:

Officer and Director	Annual Compensation Paid for Fiscal Year	Annual Severance per Contract if Terminated
President	$186,000	$250,000
Chief Financial Officer (1)	$132,000	$180,000
Executive Vice President(2)	$84,000	$140,000
Total	$402,000	$570,000

__________

(1) The Chief Financial Officers was paid $101,000 in cash and accrued $31,000 in fees

(2) The Executive Vice President was paid $34,000 in cash and accrued $50,000 in fees

During the years ended March 31, 2019, the Company paid a consultant and former officer of the Company $23,000 and accrued $7,000 and in 2018 paid the consultant $60,000 in consulting fees.

During the year ended March 31, 2018, the Company issued 50,000 shares of common stock to an independent director for director services.

On July 11, 2019, an officer and director of the Company advanced the Company $10,000. The advance is on demand and bears no interest.

Except as described above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party during the past two years, or in any proposed transaction to which our company is proposed to be a party:

A.	any director or officer;

B.	any proposed nominee for election as a director;

C.	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

D.	any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary.

39

Board Independence

Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

As currently constituted and applying the rules of NASDAQ, one of the members of our Board of Directors is independent. We are committed to eventually establishing a board in which a majority of our members consist of independent directors, as defined under the NASDAQ rules. Our ability to implement this goal will depend upon the growth of the Company and our ability to attract and compensate strategic persons willing to serve in that function.

We currently act with four directors, consisting of Brandon Price, Lowell Holden, Doug Karas and Sean Carrick. We have a standing but not independent audit committee, but not a standing compensation or nominating committee, for which our entire board of director’s act in such capacities. We believe that our members of our board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

40

DESCRIPTION OF SECURITIES

General

The Company’s Articles of Incorporation, as amended, authorize the Company to issue 100,000,000 shares of its Common Stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001.

Common Stock

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 100,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”). As of September 15, 2019, 33,745,470 shares of Common Stock were issued and outstanding.

The holders of our Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of our Common Stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of our Common Stock and they all rank at equal rate or “pari passu”, each with the other, as to all benefits, which might accrue to the holders of the shares of our Common Stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of shares of our Common Stock, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of our Common Stock of which he is the registered owner and may exercise such vote either in person or by proxy. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

The Company is authorized to issue an aggregate of 10,000,000 shares of preferred stock, par value $0.001. There are no shares of preferred stock currently issued and outstanding. There are no other classes of preferred stock designated and no shares of preferred stock are issued and outstanding. The Company authorized 1,500,000 shares of Series A Convertible Preferred Stock in July 2019. No Series A Shares are currently issued and outstanding.

The Preferred Stock authorized by our Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

41

Series A Preferred Stock

The 1,500,000 authorized but unissued Series A Convertible Preferred Stock have no dividends but accrue annual interest of seven percent (7%) payable upon redemption or conversion. The issuance price for Series A Shares is $1.00 per share. Series A Shares may be converted six months after issuance. Without the vote or consent of holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Company may not (i) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred Stock, (ii) authorize, create or issue any class or series of Common Stock of the Company other than the Common Stock, (iii) authorize any reclassification of the Series A Preferred Stock, (iv) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by (i) or (ii), (v) amend this Certificate of Designations or (vi) enter into any merger or reorganization, or disposal of assets involving 20% of the total capitalization of the Company.

Subject to the rights of the holders of any other series of preferred stock ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Company ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and any other series of preferred stock ranking junior to the Series A Preferred Stock with respect to liquidation. The holders of the Series A Preferred Stock are not be entitled to receive dividends per share of Series A Preferred Stock and the Company has no right to redeem the Series A Preferred Stock.

Dividend Policy

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is TransferOnline, Inc. with an address of 512 SE Salmon Street, Portland, OR 97214. Its phone number is (503) 227-2950.

Other Convertible Securities

As of the date hereof, other than the securities described above, we do not have any other outstanding convertible securities.

42

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offering by the Selling Security Holders . The common stock may be sold or distributed from time to time by the Selling Share Holders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market price prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices , or at fixed prices, which may be changed . The Selling Security Holders may use any one or more of the following methods when selling securities:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	In other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Security Holders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act .

Triton LP has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Common Stock Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Triton LP has informed us that each such broker-dealer will receive commissions from Triton LP that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Security Holders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Triton LP can presently estimate the amount of compensation that any agent will receive.

 We know of no existing arrangements between Triton LP or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the Selling Security Holders, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Triton LP. We have agreed to indemnify Triton LP and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Triton LP has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Triton LP specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

 Triton LP has represented to us that at no time prior to the Common Stock Purchase Agreement has Triton LP or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction , which establishes a net short position with respect to our common stock. Triton LP agreed that during the term of the Common Stock Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

 We have advised Triton LP that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

 This offering will terminate on the date that all shares offered by this prospectus have been sold by Triton LP.

Our common stock is quoted on The OTCQB Market under the symbol “NBIO”.

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because the Selling Security Holders are deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Security Holder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Security Holder.

43

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed the Selling Security Holders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Common Stock. In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate. If and when this Registration Statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a Registration Statement under the Securities Act registering the shares of Common Stock reserved for issuance there under. Following the effectiveness of any such Registration Statement, the shares of Common Stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our Common Stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144. As of the date of this prospectus we have outstanding an aggregate of 33,745,470 shares of Common Stock of which approximately 27,560,287 shares are restricted Common Stock. All our shares of Common Stock might be sold under Rule 144 after having been held for six months. No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our Common Stock, or the availability of such shares for future sale, will have on the market price of our Common Stock or our ability to raise capital through an offering of our equity securities.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We adopted a 2015 Stock Option Plan (the “2015 Plan”) under which we are authorized to issue up to a maximum of 1,500,000 incentive stock options and non-qualified stock options to our directors, officers, employees and consultants. The 2015 Plan was approved by our stockholders. The 2015 Plan authorizes the Board of Directors or a committee thereof, to grant awards of incentive stock options and non-qualified stock options upon such terms and conditions as the Board may determine. The Board of Directors administer the 2015 Plan.

As of March 31, 2019, the Company has 1,405,000 options issued and outstanding under our Stock Option Plan which have been granted to three officers and directors and three consultants. Each of the foregoing individuals has been awarded options which will vest in equal annual installments over a four year period with the first 20% vesting at the date of grant. All the options are exercisable between $0.30 and $0.50 per share.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Private Corporation Act and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

44

LEGAL MATTERS

Poole & Shaffery, LLP will render a legal opinion as to the validity of the securities to be registered hereby.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of the Company included in this prospectus and in the registration, statement have been audited by MaloneBailey, LLP, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC’s web site at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Nascent Biotech Inc., 6330 Nancy Ridge Drive, Suite 105, San Diego, CA 92121.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Nascent Biotech, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nascent Biotech, Inc. and its subsidiary (collectively, the “Company”) as of March 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2014.

Houston, Texas

July 12, 2019

46

NASCENT BIOTECH, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2019	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash	$5,378	$131,472	$116,994
Total current assets	5,378	131,472	116,994

Total assets	$5,378	$131,472	$116,994

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expense	$606,344	$525,636	$203,373
Due related parties	19,594	88,000	--
Total current liabilities	625,938	613,636	203,373

Total liabilities	625,938	613,636	203,373

Stockholders’ deficit:
Preferred stock, $0.001 par value, 10,000,000 authorized, none issued and outstanding	--	--	--
Common stock, $0.001 par value, 100,000,000 authorized, 33,495,470, 32,646,635 and 27,753,365 issued and outstanding, respectively	33,496	32,647	27,754
Additional paid-in capital	12,453,178	12,318,685	11,350,456
Accumulated deficit	(13,107,234)	(12,833,496)	(11,464,589)
Total stockholders’ deficit	(620,560)	(482,164)	(86,379)
Total liabilities and stockholders’ deficit	$5,378	$131,472	$116,994

The accompanying notes are an integral part of these consolidated financial statements.

F-1

NASCENT BIOTECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Years ended March 31,
	2019	2018	2019	2018
	(Unaudited)

Operating expenses:
General and administrative expense	$244.951	$327,788	1,114,942	1,027,141
Research and development	28,792	111,939	254,006	1,194,629
Income (loss) from operations	(273,743)	(439,727)	(1,368,948)	(2,221,770)

Other income (expense):
Interest income	5	8	41	125
Gain on change in fair value of derivative liabilities			--	346
Total other expense	5	8	41	471

Net income (loss) before income tax	(273,738)	(439,719)	(1,368,907)	(2,221,299)

Income tax	--	--	--	--

Net income (loss)	$(273,738)	$(439,719)	$(1,368,907)	$(2,221,299)

Net income (loss) per share, basic and diluted	$(0.01)	$(0.02)	$(0.05)	$(0.09)

Weighted average number of shares outstanding, basic and diluted	32,855,287	28,164,587	30,090,416	25,883,774

The accompanying notes are an integral part of these consolidated financial statements.

F-2

NASCENT BIOTECH, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED MARCH 31, 2019 AND 2018 AND THREE MONTHS ENDED JUNE 30, 2019

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at March 31, 2017	23,292,298	$23,292	$9,953,759	$(9,243,290)	$733,761
Common stock and warrants issued for cash	3,331,598	3,332	1,162,731	--	1,166,063
Common stock issued to related parties for service	570,108	570	141,545	--	142,115
Common stock issued for warrant exercise	514,361	515	44,991	--	45,506
Common stock issued for service	45,000	45	7,275	--	7,320
Option expense	--	--	40,155	--	40,155

Net loss	--	--	--	(2,221,299)	(2,221,299)

Balance at March 31, 2018	27,753,365	$27,754	$11,350,456	$(11,464,589)	$(86,379)
Common stock issued for cash	2,277,142	2,277	640,723	--	643,000
Common stock issued to related parties for service	600,418	600	129,936	--	130,536
Common stock issued for warrant exercise	1,665,710	1,666	81,620	--	83,286
Common stock issued for service	350,000	350	77,550	--	77,550
Option expense	--	--	38,400	--	38,400

Net loss	--	--		(1,368,907)	(1,368,907)

Balance at March 31, 2019	32,646,635	32,647	12,318,685	(12,833,496)	(482,164)
Common stock issued related parties for AP settlement	639,536	640	98,360	--	99,000
Common stock issued to related parties for service	137,872	138	25,583	--	25,721
Common stock issued for warrant exercise	21,427	21	1,050	--	1,071
Common stock issued for service	50,000	50	9,500	--	9,550

Net loss	--	--	--	(273,738)	(273,738)

Balance at June 30, 2019 (Unaudited)	33,495,470	$33,496	$12,453,178	$(13,107,234)	$(620,560)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

NASCENT BIOTECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months ended June 30,		Years Ended March 31,
	2019	2018	2019	2018
	(Unaudited)

Cash flows from operating activities:
Net loss	$(273,738)	$(439,719)	$(1,368,907)	$(2,221,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	35,271	71,394	208,436	149,435
Option expense	--	9,600	38,400	40,155
Change in fair value of derivative liabilities	--	--	--	(346)
Changes in operating assets and liabilities:
Materials held for research and development with alternative future use	--	--	--	769,954
Accounts payable and accrued expenses	80,708	155,836	322,263	51,720
License agreement liability	--	--	--	(14,000)
Due to related parties	30,594	22,000	88,000	--
Net cash used in operating activities	(127,165)	(180,889	(711,808)	(1,224,381)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	--	95,000	643,000	1,166,063
Common stock issued for warrants exercised	1,071	18,036	83,286	45,506
Net cash provided by financing activities	1,071	113,036	726,286	1,211,569

Net increase (decrease) in cash	(126,094)	(67,853)	14,478	(12,812)
Cash – beginning of year	131,472	116,994	116,994	129,806
Cash – end of year	$5,378	$49,141	$131,472	$116,994

SUPPLEMENT DISCLOSURES:
Interest paid	$--	$--	$--	$--
Income taxes paid	$--	$--	$--	$--

Non Cash Transactions
Common stock issued for accrued expenses- related parties	$ 99,000	$ --	$--	$--

The accompanying notes are an integral part of these consolidated financial statements.

F-4

NASCENT BIOTECH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2019

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Nascent Biotech, Inc (“Nascent “the Company”) was incorporated on March 3, 2014 under the laws of the State of Nevada.

On July 15, 2014 Biotech entered into a reverse merger with Jin-En Group International Holding Company (Jin-En). Jin-En issued 7,500,200 shares of its common stock for all the outstanding shares of Nascent Biotech, Inc. In addition, Jin-En cancelled 15,000,000 shares of its common stock. Prior to the merger Jin-En had 22,829,400 shares outstanding. Jin-En changed its name to Nascent Biotech, Inc. Jin-En had $19,000 of net liabilities at the date of the merger.

The net liabilities of Jin-En consisted of the following as of the date of the merger:

Receivable from Biotech	$60,000
Accounts payable	(19,000)
Convertible note	(60,000)
Net liabilities	$(19,000)

The Company is actively developing its primary asset Pritumumab for the treatment of brain cancer and pancreatic cancer. Nascent is also actively researching other cancers that have a high probability of benefiting from the therapeutic effects of Pritumumab because they share a common target. Pritumumab has shown to be very effective at low doses in previous clinical studies in Japan. Nascent is a clinical stage biopharmaceutical company that focuses on biologic drug candidates that are preparing for initial clinical testing for the treatment of brain and pancreatic cancer. The Company plans to open Phase 1 clinical studies during the third quarter of the calendar year.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The Company has elected a fiscal year ending on March 31.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Nascent Biotech, Inc. and its wholly-owned subsidiary Nascent Biologics, Inc. All intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company as of March31, 2019 did not have any cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

F-5

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and consultants in accordance with FASB ASC 718. Stock-based compensation to employees is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

Research and Development Expense

Research and development costs are expensed in the period they are incurred in accordance with ASC 730, Research and Development unless they meet specific criteria related to technical, market and financial feasibility, as determined by management, including but not limited to the establishment of a clearly defined future alternative use for the product, and the availability of adequate resources to complete the project. If all criteria are met, the costs are deferred and amortized over the expected useful life of the project, or expensed as research and development as the material are consumed, or written off if a product is abandoned. At March 31, 2019 and 2018, the Company had zero capitalized associated with materials held with a future alternative use. The cost of these materials is to be expensed as research and development as the materials are consumed or designated for usage. As the Company is preparing to begin clinical studies using a dose escalation method, it is not feasible to determine if the additional product will be needed for the brain cancer studies. The Company expensed the balance of the product in inventory on March 31, 2018. As of March 31, 2019 the Company no inventory value on the balance sheet.

Materials Held for Research and Development with Future Alternative Use

The Company has incurred costs related to the production of 424 grams of Pritumumab a human mono-clinical antibody. Of the 424 grams, the materials designated for use in the brain cancer clinical trials have been expensed as of March 31, 2017 as research and development. The Company has determined the Pritumumab can be used in its current state in pancreatic, breast and lung cancer trials, none of which have commenced. Under the guidelines of ASC 730-10-25-2, Research and Development, the Company initially capitalized the cost of the material that was not expected be used in the present trials but is available for future alternative use. The capitalize costs is expensed as research and development as the materials are consumed in their use for alternative clinical trials. As the Company is preparing to begin clinical studies using a dose escalation method, it is not feasible to determine if the additional product will be needed for the brain cancer studies. The Company expensed the balance of the product in inventory on March 31, 2018. As of March 31, 2019 the Company no inventory value on the balance sheet.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected useful life of the asset (3 to 5 years), beginning when the asset is available and ready for use. Expenditures associated with upgrades and enhancements that improve, add functionality, or otherwise extend the life of property and equipment are capitalized, while expenditures that do not, such as repairs and maintenance, are expensed as incurred. For the years ended March 31, 2019 and 2018, depreciation expense totaled zero, respectively.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. There was no impairment recognized during the years ended March 31, 2019 and 2018.

F-6

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of FASB ASC 740, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities.

Basic and Diluted Net Income (Loss) per Share

Basic net income (loss) per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. During the year ended March 31, 2019 the Company had a net loss so the options and warrants outstanding were not part the loss per share calculation as they would be antidilutive. Diluted income (loss) per share calculations includes the dilutive effect of warrants and options on the weighted average of the per share calculation.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in our condensed consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

On May 20, 2014 the Company granted 13,317 common stock warrants for services. The warrants vest immediately, are exercisable at $1.00 per share and expire on May 21, 2017. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company's own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value. The Company estimated the fair value of these derivative warrants at each balance sheet date and the changes in fair value are recognized in earnings in the statement of operations under the caption "gain (loss) on change in fair value of derivative liability" until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the derivative liability as of the date of issuance and as of March 31, 2017 using the following key inputs: market price of the Company's common stock $0.10 to $1.51 per share in 2016 and $0.40 in 2017, volatility of 250% and discount rate of 0.13%. The fair value of the derivative liability was determined to be zero as of March 31, 2018 and due to the expiration of the warrants the ending balance of the derivative liability was zero as of March 31, 2018 and 2019.

F-7

The following table summarizes the change in the fair value of the derivative liabilities during the years ended March 31, 2019 and 2018:

Fair value as of March 31, 2017	346
Additions at fair value	--
Transfers in (out) of Level 3	--
Change in fair value	(346)
Fair value as of March 31, 2018	$--
Additions at fair value	--
Transfers in (out) of Level 3	--
Change in fair value	--
Fair value as of March 31, 2019	$--

Recent Accounting Pronouncements

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and consultants in accordance with FASB ASC 718. Stock-based compensation to employees is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

NOTE 3 - GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying consolidated balance sheets, has working capital deficit of $482,164 and an accumulated deficit of $12,833,496 as of March 31, 2019. The Company does not have a source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern.

The Company will engage in research and development activities that must be satisfied in cash secured through outside funding. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

F-8

NOTE 4 - RELATED PARTY TRANSACTIONS

On September 1, 2015, the Company entered into five year employment contracts with three of its officers and directors. Under the terms of the agreements the Company issued shares of common stock to the officers and directors equaling 11% of the outstanding shares of the Company as of the date of the contracts. As additional future shares are issued, the officers and directors are entitled to additional shares, so their aggregate ownership percentage remains at 11% of the outstanding shares of the Company. The following table sets forth the shares earned under these contracts from inception through year ended March 31, 2019:

Officer and Director	Initial Share Awards Under the Contracts	Additional Shares Earned to Maintain Ownership Percentage	Total Shares Earned
President	1,028,910	629,034	1,657,944
Chief Financial Officer	617,346	380,228	997,574
Executive Vice President	617,346	380,228	997,574
Total	2,263,602	1,389,668	3,653,092

F-9

In addition, if the officers and directors are removed from the Company, they are entitled to receive a cash severance payment per annum for each year of the term of the contract less salary payments received to date of termination. The table below sets forth the annual salary and annual severance amounts per the contracts:

Officer and Director	Annual Compensation Paid for Fiscal Year	Annual Severance per Contract if Terminated
President	$186,000	$250,000
Chief Financial Officer (1)	$132,000	$180,000
Executive Vice President(2)	$84,000	$140,000
Total	$402,000	$570,000

 _________

(1) The Chief Financial Officers was paid $101,000 in cash and accrued $31,000 in fees

(2) The Executive Vice President was paid $34,000 in cash and accrued $50,000 in fees

During the year ended March 31, 2018, the Company issued 520,108 shares of common stock to three officers with a fair value of $131,115 for services and compensation.

During the years ended March 31, 2019, the Company paid a consultant and former officer of the Company $23,000 and accrued $7,000 and in 2018 $60,000 in consulting fees.

During the year ended March 31, 2018, the Company issued 50,000 shares of common stock to a director with a fair value of $11,000.

During the year ended March 31, 2019, the Company issued 600,418 shares of common stock to three officers with a fair value of $130,536 for services and compensation

NOTE 5 - LICENSE SETTLEMENT

On October 12, 2017 the Company signed a consulting agreement with a former license holder. Under the terms of the agreement the Company, commencing February 1, 2018 will pay the consultant $1,000 per month for 24 months. In addition, the Company will pay the consultant an additional $24,000 during the term of the agreement at the Company’s discretion. In return, the consultant will forgive all royalty payments plus any past claims to the product per the previous agreement dated September 21, 2015, plus provide consulting services to the Company as directed by the Company. As of March 31, 2019, the consultant’s agreement entitles the consultant to be paid $34,000 through February 28, 2020.

NOTE 6 - COMMON STOCK

During the year ended March 31, 2018, the Company issued, 3,331,598 shares of common stock at $0.35 per share and 1,665,566 warrants exercisable at $0.05 to $0.10 per share to 17 individuals for $1,166,063 of cash.

During the year ended March 31, 2018 the Company issued 514,361 shares of common stock to 11 individuals on the exercise of 514,361 warrants for cash.

During the year ended March 31, 2018 the Company issued 520,108 shares of common stock to three officers and with a fair value of $131,115 for services and compensation.

During the year ended March 31, 2018 the Company issued 50,000 shares of common stock to an independent director with a fair value of $11,000 for services.

F-10

During the year ended March 31, 2018 the Company issued 45,000 shares of common stock to 3 individuals with a value of $7,320 for service.

During the year ended March 31, 2019 the Company issued 1,277,142 shares of common stock to 15 individuals plus 237,747 warrants to eight individuals for $393,000 in cash. The warrants vest immediately and terminate in one year with conversion prices ranging from $0.05-$0.50.

During the year ended March 31, 2019 the Company issued 1,000,000 shares of common stock to one individual for cash of $250,000.

During year ended March 31, 2019 the Company issued 1,665,710 shares of common stock for the exercise of 1,665,710 warrants for cash of $83,286.

During the year ended March 31, 2019 the Company issued 350,000 shares of common stock of the Company to six individuals with a value of $77,900 for service.

During the year ended March 31, 2019 the Company issued 600,418 shares of common stock to three officers of the Company with a value of $130,536 for service.

NOTE 7 - OPTIONS

The Company under its 2015 option plan issues options to various officers, directors and consultants. The options vest in equal annual installments over a five year period with the first 20% vested when the options were granted. All of the options are exercisable at a purchase price based on the last trading price of the Company’s common stock on the date of grant and have a term of 10 years.

On April 1, 2016, the Company issued 40,000 options to a consultant under the 2015 option program. The options are exercisable into the Company’s common stock at $0.30 per share, have term of 10 years and vest in 5 equal annual installments with the first installment vesting on the date of grant. This award to a nonemployee is revalued at each reporting period until completion of services.

On April 1, 2016, the Company entered a consulting agreement under which the consultant was granted 30,000 options on April 1, 2016. In addition, the consultant received additional option grants of 30,000 options on April 1, 2017 and 40,000 options on April 1, 2018. The options are exercisable into the Company’s common stock at $0.30 per share, have term of 10 years and vest in 5 equal annual installments with the first installment vesting on the date of grant.

On July 20, 2016, the Company granted from the 2015 Option Program 300,000 options each to three officers and directors for a total of 900,000 options being granted. The options are exercisable into the Company’s common stock at an exercise price of $0.301 per share and were vested and expensed at the date of issuance. The fair value at date of granted was determined to be $484,205.

On April 1, 2018, the Company granted from the 2015 Option Program 40,000 options to one consultant. The options are exercisable into the Company’s common stock at an exercise price of $0.25 per share and were vested and expensed at the date of issuance. The fair value at date of granted was determined to be $9,991.

During the years ended March 31, 2019 and 2018, the Company expensed an aggregate of $38,400 and $40,155, respectively related to its option awards. The unrecognized future balance to be expensed over the remaining vesting term of the options is $19,836 as of March 31, 2018 and $497 as of March 31, 2019.

F-11

The following sets forth the options granted and outstanding during the years ended March 31, 2019 and 2018:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Number of Options Exercisable	Intrinsic Value

Outstanding at March 31, 2017	1,365,000	$0.35	8.88	1,143,000	$36,000
Granted	--	--	--	--	--
Exercised	--	--	--	--	--
Outstanding at March 31, 2018	1,365,000	$0.35	7.88	1,236,000	$--
Granted	40,000	0.25	9.00	16,000	--
Exercised	--	--	--	--	--
Outstanding at March 31, 2019	1,405,000	$0.34	6.80	1,397,000	$--

NOTE 8 - WARRANTS

During the year ended March 31, 2018, the Company issued 274,228 warrants, each warrant is exercisable, within one year of the issuance, into one share of the Company’s common stock at $0.35 per share. The warrants were issued as commission of equity financing and is regarded as stock issuance cost and a reduction to cash proceeds. (See Note 6: Common Stock) The warrants were priced using the Black Scholes method measuring at date of issuance with a discount rate of .96%, volatility of 191.95 and measurement price of $0.20 with a fair value of $48,069.

During the year ended March 31, 2018 the Company issued 1,665,566 warrants to 17 shareholders along with 3,331,598 common shares for aggregate cash proceeds of $1,166,063. Each warrant is exercisable within one year of the issuance date into one share of the Company’s common stock at $0.05-0.10 per share. As of March 31, 2018, 514,361 warrants, were exercised, 13,317 expired, leaving a balance outstanding of 1,939,794.

During the year ended March 31, 2019, the Company issued 237,747 warrants for cash proceeds (Note 6). Each warrant is exercisable, within one year of the issuance, into one share of the Company’s common stock at $0.05 to $0.50 per share.

During the year ended March 31, 2019, seventeen individuals exercised 1,665,710 warrants into 1,665,710 shares of common stock for cash of $83,286. As of March 31, 2019, the Company had total outstanding warrants of 237,747.

During the year ended March 31, 2019, 274,084 warrants expired.

The weighted average remaining life and intrinsic value of the warrants as of March 31, 2019, was 0.20 years and zero, respectively.

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Intrinsic Value
Outstanding at March 31, 2017	527,678	$0.11	.84	$128,661
Granted	1,939,794	0.10	--	--
Expired	(13,317)	1.00
Exercised	(514,361)	0.09	--	--
Outstanding at March 31, 2018	1,939,794	$0.09	.38	$333,133
Granted	237,747	0.20	.87	--
Expired	(274,084)	(0.35)	--	--
Exercised	(1,665,710)	0.05	--	--
Outstanding at March 31, 2019	237,747	$0.20	.25	$18,470

As of March 31, 2019 the outstanding exercisable options were 237,747 with expiration dates from March 26, 2019 to July 10, 2019.

F-12

NOTE 9 - INCOME TAXES

At March 31, 2019 and 2018, the Company had federal net operating loss carry forwards of approximately $8,395,599 and $7,274,992, respectively, which expire in varying amounts beginning in 2029.

Components of net deferred tax assets, including a valuation allowance, are as follows at March 31, 2019 and 2018:

	March 31, 2019	March 31, 2018
Deferred tax assets:
Net operating loss	$1,763,076	$1,527,748
Less: Valuation allowance	(1,763,076)	(1,527,748)
Net deferred tax assets	$--	$--

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of March 31, 2019.

Based on the recent change in corporation tax rates the Company calculated the deferred tax asset for the years ended March 31, 2019 and 2018 at 21%.

The parent Company due to its loses has not filed US Corporate tax returns and is subject to examination back to March 31, 2015.

NOTE 10 - MATERIALS HELD FOR RESEARCH AND DEVELOPMENT WITH ALTERNATIVE FUTURE ALTERNATIVE USE

During the year ended March 31, 2015, the Company, through contract manufacturing incurred costs related to the production of 424 grams of Pritumumab (bulk drug substance), a human monoclonal antibody. The product is being produced for use in research and development. In addition to the use in the brain cancer clinical trials, the Company has also determined the Pritumumab can be used in its current state for pancreatic, breast and lung cancer trials, none of which have commenced. Due to the existence of these alternative future uses, the Company has capitalized the cost of these materials not expected to be used in the brain cancer trials. Of the 424 grams being produced, cost of the grams initially expected to be used in the brain cancer trials was expensed as research and development during the year ended March 31, 2015. The amount capitalized by the Company as of March 31, 2016 was $788,412. These capitalized costs will be expensed as research and development as the materials are consumed. During the year ended March 31, 2017, an additional $58,010 was expensed as research and development associated with the portion filled into vials for use in clinical trials leaving. The Company expensed during the year ended March 31, 2018 an additional $234,334 for the additional portion used in the fill and finish which was used for testing and in preparation for clinical trials in brain cancer. As the Company will begin clinical studies using a dose escalation method, it is not feasible to determine if the additional product will be needed for the brain cancer studies the Company expensed the balance of the product in inventory on March 31, 2018. As of March 31, 2019 the product carries no value on the consolidated balance sheet of the Company.

F-13

NOTE 11 - COMMITMENTS AND CONTINGENCIES

On June 30, 2016 the Company entered into a cell line sales agreement with the product manufacture. Under the terms of the agreement the company is obligated to make future payments based on the milestones of its achievements. These future payments may be as followed;

1.	$100,000 upon the initiation (first dose/first patient) of the first Phase I clinical trial (or equivalent) of a product;
2.	$225,000 upon the initiation (first dose/first patient) of the first Phase III clinical trial (or equivalent) of a product
3.	$225,000 payable upon the first BLA approval (or equivalent) of a product.
4.	Annual maintenance fee upon completion of phase I manufacturing or the transfer of the cell line from Catalent’s control of $50,000;
5.	A contingent sales fee upon product sales of 1% of sales or $150,000 whichever is greater.

NOTE 12 - SUBSEQUENT EVENTS

On June 5, 2019, two officers and directors of the Company converted $99,000 of accrued fees into 639,536 shares of common stock at $0.1548 per share.

During June 2019, two warrant holders exercised 21,427 warrants for common stock at $0.05 per share with a value of $1,072.

On June 14, 2019 the Company issued 50,000 share of common stock to one individual with a value of $9,550 for service.

On June 28, 2019 the Company issued 137,872 shares of common stock to three officers and a director for service with a value of $25,786.

On July 10, 2019 the Company filed an amended articles of Incorporation designating 1, 500,000 shares of preferred stock as Series A Convertible preferred shares convertible into common stock.

On July 11, 2019 an officer and director of the Company advanced the Company $10,000. The advance is on demand and bears no interest.

F-14

NASCENT BIOTECH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2019

(UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Nascent Biotech, Inc. (“Nascent” or the “Company”) was incorporated on March 3, 2014 under the laws of the State of Nevada. The Company is actively developing its primary asset Pritumumab for the treatment of brain cancer and pancreatic cancer. Nascent is also actively researching other cancers that have a high probability of benefiting from the therapeutic effects of Pritumumab because they share a common target. Pritumumab has shown to be very effective at low doses in previous clinical studies in Japan. Nascent is a pre-clinical stage biopharmaceutical company that focuses on biologic drug candidates that are preparing for initial clinical testing for the treatment of brain and pancreatic cancer.

On March 31, 2017 the Company filed its IND submission with the Federal Drug Administration (FDA) for clearance to begin Phase I clinical trials. On December 7, 2018 the Company received a letter from the FDA allowing it to use a specific lot of drug substance to begin phase 1 clinical trials. The FDA also requested additional data to remove the partial clinical hold. The Company is responding to additional data requests from the FDA requiring additional testing of the product and additional materials to answer specific questions from the FDA.

The Company is negotiating with a clinical cancer center to begin clinical trials on brain cancer patients this fall.

NOTE 2 - BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The Company has elected a fiscal year ending on March 31.

The accompanying unaudited interim consolidated financial statements of the Company for the three months ended June 30, 2019 and 2018 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information in accordance with Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s annual report on Form 10-K for the year ended March 31, 2019. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods presented herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any subsequent quarters or for an entire year.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous release’s guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous U.S. GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

NOTE 3 - GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a working capital deficit and has incurred losses from operations. The Company has no revenue to cover its operating costs and the Company will incur additional expenses in the future developing their product. These factors raise substantial doubt about the company’s ability to continue as a going concern. The Company engages in research and development activities that must be satisfied in cash secured through outside funding. The Company may offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-15

NOTE 4 - RELATED PARTY TRANSACTIONS

On September 1, 2015, the Company entered five-year employment contracts with three of its officers and directors. Under the terms of the agreements the Company issued shares of common stock to the officers and directors equaling 11% of the outstanding shares of the Company as of the date of the contracts. As additional future shares are issued, the officers and directors are entitled to additional shares so their aggregate ownership percentage remains at 11% of the outstanding shares of the Company. The following table sets forth the shares earned under these contracts as of June 30, 2019:

Officer and Director	Initial Share Awards Under the Contracts	Additional Shares Earned to Maintain Ownership Percentage	Total Shares Earned
President	1,028,910	668,976	1,697,886
Chief Financial Officer	617,346	404,193	1,021,539
Executive Vice President	617,346	404,193	1,021,539
Total	2,263,602	1,477,362	3,740,964

In addition, if the officers and directors are removed from the Company, they are entitled to receive a cash severance payment per annum for each year of the term of the contract less salary payments received to date of termination. The table below sets forth the annual salary and annual severance amounts per the contracts:

Officer and Director	Fiscal Year Annualized Compensation Being Paid	Annual Severance per Contract if Terminated
President	$186,000	$250,000
Chief Financial Officer	$132,000	$180,000
Executive Vice President	$84,000	$140,000
Total	$402,000	$570,000

During the three month period ended June 30, 2018 the Company issued 87,788 shares of common stock to three officers of the Company with a value of $43,895 for service.

On June 5, 2019, two officers and directors of the Company converted $99,000 of accrued fees into 639,536 shares of common stock at $0.1548 per share.

On June 28, 2019 the Company issued 137,872 shares of common stock to three officers and a director for service with a value of $25,721

During the three month period ended June 30, 2019 the Company paid a related party (officer and director) $6,000 of consulting fees in cash and accrued $15,000 of the consulting fees for a total of $21,000.

During the three months period ended June 30, 2019, Company paid a related party and Chairman of the Scientific Board $4,000 of consulting fees in cash and accrued $2,000 of the fees with a total outstanding accrual of $9,000. During the same period in 2018, Company paid a related party and Chairman of the Scientific Board $9,000 in consulting fees and accrued $6,000 of the fees.

As of June 30, 2019 the Company accrued $14,000 of compensation earned but not paid and $5,594 in expenses due to related parties.

F-16

NOTE 5 - COMMON STOCK

During the three month period ended June 30, 2018 the Company issued 87,788 shares of common stock to three officers of the Company with a value of $43,895 for service.

During the three month period ended June 30, 2018 the Company issued 360,714 shares of common stock to three warrant holders of the Company with a value of $18,035 for the exercise of 360,714 warrants.

During the three month period ended June 30, 2018 the Company issued 70,000 shares of common stock of the Company to two individuals with a value of $27,500 for service.

During the three month period ended June 30, 2018 the Company issued 271,428 shares of common stock and 121,329 warrants of the Company for cash of $95,000.

On June 5, 2019, two officers and directors of the Company converted $99,000 of accrued fees into 639,536 shares of common stock at $0.1548 per share.

During June 2019, two warrant holders exercised 21,427 warrants for common stock at $0.05 per share for cash of $1,071.

On June 14, 2019 the Company issued 50,000 share of common stock to one individual with a value of $9,550 for service.

On June 28, 2019 the Company issued 137,872 shares of common stock to three officers and a director for service with a value of $25,721.

NOTE 6 - OPTIONS

As of June 30, 2019 there was no option expenses recognized by the Company and the balance of unrecognized option expense was zero.

The following sets forth the options granted and outstanding during the three months ended June 30, 2019:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Number of Options Exercisable	Intrinsic Value
Outstanding at March 31, 2019	1,405,000	$0.34	6.80	1,397,000	$--
Granted	--	--	--	--	--
Exercised	--	--	--	--	--
Outstanding at June 30, 2019	1,405,000	$0.34	6.55	1,397,000	$--

The weighted average remaining life and intrinsic value of the options as of June 30, 2019, was 6.55 years and zero, respectively.

F-17

NOTE 7 - WARRANTS

During the three month period ended June 30, 2018, the Company issued 121,329 warrants with each warrant is exercisable, within one year of the issuance, into one share of the Company’s common stock at $0.05 per share.

During the three month period ended June 30, 2018 three individual exercised 360,714 warrants into 360,714 shares of common stock with a value of $18,036 in cash. As of June 30, 2018, the Company had total outstanding warrants of 1,700,409.

During the three months ended June 30, 2019 two individuals exercised 21,427 warrants into 21,427 shares of common stock for cash of $1,071. As of June 30, 2019 the Company had a total of 109,276 warrants outstanding.

During the three months ended June 30, 2019, 107,044 warrants expired.

The weighted average remaining life and intrinsic value of the warrants as of June 30, 2019 was 0.08 years and zero respectively.

	Warrants	Weighted Average Intrinsic Value	Weighted Average Remaining Contract Life	Remaining Contract Life
Outstanding at March 31, 2019	237,747	$0.20	0.25	$18,470
Granted	--	--	--	--
Exercised	(21,427)	0.05	--	--
Expired	(107,044)	(0.05)	--	--
Outstanding at June 30, 2019	109,276	$0.37	0.08	$--

NOTE 8 - COMMITMENTS AND CONTINGENCIES

On September 30, 2016, the Company entered a cell line sales agreement with the product manufacturer. Under the terms of the agreement the Company is obligated to make future payments based on the milestones of its achievements. These future payments may be as followed;

1.	$100,000 upon the initiation (first dose/first patient) of the first Phase I clinical trial (or equivalent) of a Product;

2.	$225,000 upon the initiation (first dose/first patient) of the first Phase III clinical trial (or equivalent) of a Product

3.	$225,000 payable upon the first Biologics License Application approval (or equivalent) of a product.

4.	Annual maintenance fee upon completion of phase I manufacturing or the transfer of the cell line from Catalent’s control of $50,000;

5.	A contingent sales fee upon first commercial sale of a product of 1% of sales or $150,000 whichever is greater payable quarterly.

As of June 30, 2019 $50,000 was due for the annual maintenance fee.

F-18

NOTE 9 - SUBSEQUENT EVENTS

On July 10, 2019 the Company filed an amended articles of Incorporation designating 1,500,000 shares of preferred stock as Series A Convertible preferred shares convertible into common stock.

As of July 11, 2019 109,276 warrants outstanding expired leaving zero warrant available for conversion.

On July 11, 2019 an officer and director of the Company advanced the Company $10,000. The advance is on demand and bears no interest.

On July 25, 2019 the Company issued 110,000 shares of series A convertible preferred to one entity with a value of $110,000 for cash. Each share of series A preferred is convertible after 180 days to four shares of common stock or at the lowest of: (i) the fixed conversion price; (ii) the equitant of 70% of the lowest closing price for the 20 days prior to the conversion of the preferred shares.

On July 26, 2019 the Company repaid the $10,000 advance to the officer and director of the Company.

On August 9, 2019, the Company signed a contract for clinical phase 1 studies with west coast clinic.

On August 28, 2019, Nascent Biotech, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (“CSPA”) with Triton Funds, LP, a Delaware limited partnership (“Triton”), an unrelated third party. Triton agreed to invest $1 million in the Company in the form of common stock purchases. Subject to the terms and conditions set forth in the CSPA, the Company agreed to sell to Triton common shares of the Company having an aggregate value of One Million Dollars ($1,000,000). The Company may, in its sole discretion, deliver a Purchase Notice to Triton which states the dollar amount of shares which the Company intends to sell to the Investor. The price of the shares to be sold will depend on, among other things, the market price of the Company’s stock at the time that the purchase notice is delivered.

Triton’s obligation to purchase securities is conditioned on certain factors including, but not limited, to the Company having an effective registration available for resale of the securities being purchased and Triton’s ownership not exceeding 9.9% of the issued and outstanding shares of the Company at any time. In connection with the CSPA, the Company also entered into a Registration Rights Agreement obligating the Company to register the shares being sold.

Triton’s manager, Triton Funds, LLC, received 250,000 shares of the Company’s common stock which will be registered pursuant to the Registration Rights Agreement.

On September 30, 2019 the Company issued 27,500 shares of common stock to three officers and directors with a value of $3,250 for service.

F-19

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 - Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Amount To be Paid
SEC registration fee	$
Accounting fees and expenses	$
Legal fees and expenses	$	*
Printing and related expenses	$	*
Transfer agent fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

________
* To be provided by amendment.

Item 14 - Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by Nevada law, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

II-1

Item 15 - Recent Sales of Unregistered Securities

Unregistered Sales of Equity Securities

During the year ended March 31, 2018, the Company issued, 3,331,598 shares of common stock at $0.35 per share and 1,665,566 warrants exercisable at $0.05 to $0.10 per share to 17 individuals for $1,166,063 of cash.

During the year ended March 31, 2018 the Company issued 514,361 shares of common stock to 11 individuals on the exercise of 514,361 warrants for cash.

During the year ended March 31, 2018 the Company issued 520,108 shares of common stock to three officers and with a fair value of $131,115 for services and compensation.

During the year ended March 31, 2018 the Company issued 50,000 shares of common stock to an independent director with a fair value of $11,000 for services.

During the year ended March 31, 2018 the Company issued 45,000 shares of common stock to 3 individuals with a value of $7,320 for service.

During the year ended March 31, 2019 the Company issued 1,277,142 shares of common stock to 15 individuals plus 237,747 warrants to eight individuals for $393,000 in cash. The warrants vest immediately and terminate in one year with conversion prices ranging from $0.05-$0.50.

During the year ended March 31, 2019 the Company issued 1,000,000 shares of common stock to one individual for cash of $250,000.

During year ended March 31, 2019 the Company issued 1,665,710 shares of common stock for the exercise of 1,665,710 warrants for cash of $83,286.

During the year ended March 31, 2019 the Company issued 350,000 shares of common stock of the Company to six individuals with a value of $77,900 for service.

During the year ended March 31, 2019 the Company issued 600,418 shares of common stock to three officers of the Company with a value of $130,536 for service.

On June 5, 2019, two officers and directors of the Company converted $99,000 of accrued fees into 639,536 shares of common stock at $0.1548 per share.

During June 2019, two warrant holders exercised 21,427 warrants for common stock at $0.05 per share with a value of $1,071.

On June 14, 2019 the Company issued 50,000 share of common stock to one individual with a value of $9,550 for service.

On June 28, 2019 the Company issued 137,872 shares of common stock to three officers and a director for service with a value of $25,721.

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

II-2

Item 16 - Exhibits

(a)(3)	Exhibits

The following exhibits are filed as part of this report:

(b) Exhibits

Exhibit Number	Description
3.1(i)	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form 10 with the Commission on October 28, 2014).
3.1(ii)	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form 10 with the Commission on October 28, 2014).
3.1(iii)	Certificate of Designation for Series A Convertible Preferred Stock*
3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form 10 filed with the Commission on October 28, 2014).
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form 10 filed with the Commission on October 28, 2014).
5.1	Opinion re: Legality (incorporated by reference to Exhibit 5.1 to the registrant’s registration statement on Form S-1 filed with the Commission on September 19, 2019)
10.1

Common Stock Purchase Agreement dated August 28, 2019 by and among the Registrant and Triton Funds, LP (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on September 6, 2019).

10.3

Registration Rights Agreement dated August 28, 2019 by and among the Registrant and Triton Funds, LP (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on September 6, 2019)

23.1	Consent of MaloneBailey, LLP *
23.2	Consent of Poole & Shaffery, LLP (included in Exhibit 5.1) (incorporated by reference to Exhibit 5.1 to the registrant’s registration statement on Form S-1 filed with the Commission on September 19, 2019)
101	XBRL data files of Financial Statements and Notes relating to this Form S-1 **

__________

* filed herewith

** In accordance with Regulation S-T, the Interactive Data Files in Exhibit 101 relating to this Form S-1 shall be deemed “furnished” and not “filed.”

II-3

Item 17 - Undertakings

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California on October 14, 2019.

NASCENT BIOTECH INC.

By:	/s/ Sean Carrick
Sean Carrick, CEO

By:	/s/ Lowell Holden
Lowell Holden, CFO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean Carrick	CEO and Director	October 14 , 2019
Sean Carrick	(Principal Executive Officer)

/s/ Lowell Holden	CFO and Director	October 14, 2019
Lowell Holden	(Principal Financial and Accounting Officer)

/s/ Brandon Price	Director	October 14, 2019
Brandon Price

/s/ Douglas Karas	Director	October 14, 2019
Douglas Karas

II-5

6,250,000 Shares of Common Stock

NASCENT BIOTECH INC.

PROSPECTUS

_____________, 2019

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